SCHEDULE 14A INFORMATION
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Tecumseh Products Company
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Ann Arbor, Michigan
March 18, 2015
Dear Shareholder:
We cordially invite you to attend our 2015 annual meeting of shareholders on April 29, 2015 at the Sheraton Hotel in Ann Arbor, Michigan.
All holders of our common shares may vote at the meeting and are welcome to attend. We have elected to furnish proxy materials to you primarily through the Internet, which expedites your receipt of materials, lowers our expenses and conserves natural resources. Starting today, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our shareholders of record (other than shareholders who previously requested email or paper delivery of proxy materials) containing instructions on how to access our 2015 proxy statement and 2014 annual report through the Internet and how to vote Tecumseh Product Company's common shares. The Notice also will include instructions on how to receive such materials, at no charge, by paper delivery along with a proxy card or by e-mail. Beneficial owners will receive a similar notice from their broker, bank or other nominee. Please do not mail in the Notice, as it is not intended to serve as a voting instrument. Notwithstanding anything to the contrary, we may send some shareholders a full set of proxy materials by paper delivery instead of the Notice or in addition to sending the Notice. If you elected to receive the proxy materials by paper delivery, the annual report, proxy statement (together with the notice of annual meeting), and a proxy card or voting instruction card will be enclosed.
Your vote is very important, regardless of the number of shares you own. I urge you to vote now, even if you plan to attend the annual meeting. If you would prefer to receive the traditional printed proxy materials free of charge, please follow the instructions on the Notice to request the printed materials via U.S. mail. You can elect to receive future proxy materials by email at no charge instead of receiving these materials by paper delivery by voting using the Internet and, when prompted, indicating you agree to receive or access shareholder communications electronically in future years. If you receive traditional printed proxy materials in lieu of the Notice, you may vote your Tecumseh Products Company shares online, by telephone, or by mail by following the instructions on the proxy card. If you received more than one proxy card, please vote each card.
Thank you.
Sincerely,

/s/ Harold M. Karp
President and Chief Executive Officer
5683 Hines Drive
Ann Arbor, Michigan 48108

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
The annual meeting of the shareholders of Tecumseh Products Company will be held at the Sheraton Hotel, Petite Salon, 3200 Boardwalk, Ann Arbor, Michigan 48108, at 9:00 a.m. Eastern Time, on Wednesday, April 29, 2015, or at any adjournment or postponement of the annual meeting, for the following purposes:

•	To elect our directors.

•	To ratify the appointment of the accounting firm of Grant Thornton LLP as our independent accountant for the current year.

•	To approve (on an advisory basis) the compensation of our named executive officers.

•	To consider any other matters properly presented at the meeting or any adjournment or postponement thereof.
All shareholders are welcome to attend the meeting, but only those who held common shares of record at the close of business on March 4, 2015, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement of the annual meeting. Starting today, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our shareholders of record other than shareholders who previously requested email or paper delivery of proxy materials, containing instructions on how to access our 2015 proxy statement and 2014 annual report through the Internet and how to vote their Tecumseh Product Company common shares. The Notice also will include instructions on how to receive such materials, at no charge, by paper delivery (along with a proxy card) or by e-mail. Beneficial owners will receive a similar notice from their broker, bank or other nominee. Please do not mail in the Notice, as it is not intended to serve as a voting instrument. Notwithstanding anything to the contrary, we may send some shareholders a full set of proxy materials by paper delivery instead of the Notice or in addition to sending the Notice. If you elected to receive the proxy materials by paper delivery, the annual report, proxy statement (together with the notice of annual meeting), and proxy card or voting instruction card will be enclosed.
Whether or not you plan to attend the annual meeting, we urge you to vote now to make sure there will be a quorum for the annual meeting. You may access Tecumseh Products Company proxy materials and vote your shares by following the instructions on the Notice. If you receive a proxy card, you may vote your shares online, by telephone, or by mail by following the instructions on your proxy card. You may revoke your proxy at any time before it is voted at the annual meeting by submitting another timely, later-dated proxy, by filing an instrument of revocation with our Corporate Secretary or by voting your shares in person at the annual meeting. If you hold shares through a broker or other nominee, please follow the voting instructions provided to you by that broker or other nominee.
Your vote is very important. Thank you.
TECUMSEH PRODUCTS COMPANY
Janice E. Stipp
Executive Vice President, Chief Financial Officer, Secretary and Treasurer
March 18, 2015
5683 Hines Drive
Ann Arbor, Michigan 48108

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 29, 2015: Our 2015 proxy statement and annual report to shareholders for the year ended December 31, 2014 are available free of charge at http://www.edocumentview.com/TECU.

TECUMSEH PRODUCTS COMPANY
5683 Hines Drive
Ann Arbor, MI 48108

PROXY STATEMENT
THE ANNUAL MEETING
General
The Board of Directors of Tecumseh Products Company is soliciting proxies to vote common shares at our 2015 annual meeting of shareholders. This proxy statement contains information that may help you decide whether and how to vote. We expect that the notice of Internet Availability of Proxy Materials (the "Notice") or, in some cases, this proxy statement and the accompanying form of proxy, will be first mailed on or about March 18, 2015.

Please read this proxy statement carefully. You can obtain more information about Tecumseh Products Company from our 2014 annual report to shareholders and from our 2014 annual report on Form 10‑K and other public documents we file with the SEC.

Date, Time, and Place of the Annual Meeting; Record Date
The annual meeting of the shareholders of Tecumseh Products Company will be held on April 29, 2015 at the Sheraton Hotel, Petite Salon, 3200 Boardwalk, Ann Arbor, Michigan 48108, at 9:00 a.m. Eastern Time. We have fixed the close of business on March 4, 2015 as the record date for determination of common shareholders entitled to notice of, and to vote at, the annual meeting. Our Board of Directors retains full authority to postpone the meeting.
Voting; Quorum
Our common shares have full voting rights. Each common share is entitled to one vote on each matter submitted for a vote at the meeting. If you receive a Notice of Internet Availability of Proxy Materials, follow the instructions on how to vote your common shares contained in the notice, which include instructions on how to vote in person at the meeting, how to vote by Internet and how to vote by mail. If you receive a proxy card, you may either vote in person at the meeting or by using the proxy card to vote by telephone, by Internet or by signing, dating and returning the proxy card in the envelope provided.
At the close of business on March 4, 2015 (the record date for the meeting) 18,479,684 shares were outstanding and entitled to vote. To have a quorum for the matter to be voted on a majority of the outstanding common shares entitled to vote must be present at the meeting – either in person or by proxy. Common shares represented by a properly completed proxy will be treated as present at the annual meeting for purposes of determining a quorum without regard to whether the proxy is marked as casting a vote, marked as abstaining, or not marked with a voting preference.
If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “shareholder of record”. We have made our Notice of Internet Availability of Proxy Materials or this proxy statement and a proxy card available directly to shareholders of record. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name (also called a “street name” holder). A similar notice or the proxy materials should be forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial holder, you have the right to direct your broker, bank or nominee how to vote. If you hold your shares through a broker, bank or other nominee, follow the voting instructions on the form you receive. If your shares are held through a broker, bank, or other nominee, you must contact the broker, bank, or other nominee to find out whether you will be able to vote by telephone or on the Internet. However, since you are not a shareholder of record, you may not vote these shares in person at the annual meeting unless you bring with you a legal proxy from the shareholder of record. A legal proxy may be obtained from your broker, bank or other nominee.
Only shareholders who attend in person may vote during the annual meeting. If you do not plan to attend the annual meeting, please vote in advance by proxy by following the instructions set forth on the Notice or proxy card(s). You may not vote by filling out and returning the Notice. The Notice identifies the items to be voted on at the annual meeting and provides instructions on how to access our proxy materials and submit your vote, but you cannot vote by marking the Notice and returning it.
If you complete a proxy and return it before the meeting, or if you vote by telephone or on the Internet, the persons named will vote your shares as you specify. If you sign and return your proxy card(s) without specifying how you want to vote, the proxies will vote the shares as recommended by the Board: FOR the election as directors of our nominees described in this proxy statement, FOR the ratification of our independent accountant, and FOR approval of the compensation of our named executive officers.
Our directors and officers together beneficially owned, as of the record date for the meeting, less than 1% of the outstanding common shares. We anticipate that each of our directors and officers will vote in favor of our nominees for election to the Board, ratification of our independent accountant, and approval of the compensation of our named executive officers.
Revocability of Proxies; Solicitation; Cost of Solicitation
You may revoke your proxy at any time before it is voted at the annual meeting by submitting a later dated proxy through the Internet, by telephone, or by mail, or voting in person at the annual meeting or filing an instrument of revocation with our Corporate Secretary. A later proxy by any means will cancel any earlier proxy. For example, if you vote by telephone and later vote differently on the Internet, the Internet vote will count, and the telephone vote will be canceled. If you wish to change your vote by mail, you should call or write our Secretary to request a new proxy. The last proxy we receive before the meeting will be the one we use. You may also change your vote by voting in person at the meeting. If you hold your shares through an account at a brokerage firm, a bank or other nominee, you should contact your brokerage firm, bank or other nominee to change your vote or otherwise following the voting instructions on the form you receive.
We are furnishing this proxy statement to you in connection with the solicitation by the Board of proxies for the annual meeting. We will bear the cost of the solicitation of proxies through use of this proxy statement, including the costs associated with the preparation, assembly, printing and mailing of this proxy statement, and reimbursement of brokers and other persons holding stock in their names, or in the names of nominees, at approved rates, for their expenses for sending proxy material to principals and obtaining their proxies.
We may supplement our solicitation of proxies by our directors, officers or other regular employees and via the Internet, such as postings on websites. In addition, our employees and directors also may solicit proxies personally, or by mail, telephone or electronic transmission, without additional compensation. We have also retained Alliance Advisors, L.L.C. to solicit proxies on behalf of the Board by mail or telephone or in person for an expected cost to us of approximately $6,500 (for general proxy solicitation services) plus data processing and calling fees and reimbursement of out-of-pocket expenses.
SHARE OWNERSHIP
5% Common Shareholders
This table shows the common shares held by persons or groups we know to be beneficial owners of more than 5% of the common shares. We obtained all of the information in the table below from Schedules 13D and 13G and Form 4s filed with the Securities and Exchange Commission. Unless otherwise indicated, the information is as of December 31, 2014.

	Amount and Nature of Beneficial Ownership
Name and Address	Sole Voting Power	Sole Investment Power	Shared Voting Power	Shared Investment Power	Total	Percent of Class
Scott L. Barbee (1)
6862 Elm Street, Suite 830
McLean, VA 22101	48,576	48,576	3,035,898	3,035,898	3,084,474	16.7%

Royce & Associates, LLC (2)
745 Fifth Avenue
New York, NY 10151	1,621,965	1,621,965	0	0	1,621,965	8.8%

Donald Smith & Co., Inc. (3)
152 West 57th St.
New York, NY 10019	1,422,983	1,608,270	0	0	1,608,270	8.7%

Dimensional Fund Advisors, LP (4)
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746	1,204,904	1,233,646	0	0	1,233,646	6.7%

BlackRock, Inc. (5)
40 East 52nd Street
New York, New York 10022	1,093,419	1,112,593	0	0	1,112,593	6.0%
(1)     The information regarding the holdings of Scott L. Barbee is as of December 31, 2014 based on a Schedule 13G filed by Aegis Financial Corporation and Scott L. Barbee dated February 12, 2015. Mr. Barbee reports having sole voting and investment power over 48,576 of the shares shown in the table, and Mr. Barbee and Aegis Financial Corporation reported having shared voting and investment power over 3,035,898 shares. Clients of Aegis Financial Corporation, a registered investment adviser, have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of these shares, including the Aegis Value Fund, a registered investment company, which owns 2,196,144 common shares, or 11.9% of the outstanding common shares.
(2)     The information regarding the holdings of Royce & Associates, LLC, a registered investment advisor, is as of December 31, 2014 based on a Schedule 13G filed by Royce & Associates, LLC dated January 28, 2015. Royce Low Priced Stock Fund, a registered investment company managed by Royce & Associates, LLC, held 1,207,365 shares, or 6.5% of the shares shown in the table as beneficially owned by Royce & Associates, LLC.
(3)     The information regarding the holdings of Donald Smith & Co., Inc., an investment adviser, Velin Mezinev and Jon Hartzel is as of December 31, 2014 based on a Schedule 13G filed by Donald Smith & Co., Inc. dated February 2, 2015.
(4)     The information regarding the holdings of Dimensional Fund Advisors, LP, an investment adviser to four registered investment companies and investment manager or sub adviser to other co-mingled funds group trusts and separate accounts, is as of December 31, 2014 based on a Schedule 13G filed by Dimensional Fund Advisors, LP dated February 5, 2015.
(5)     The information regarding the holdings of BlackRock, Inc., a parent holding company or control person, is as of December 31, 2013, based on a Schedule 13G filed by BlackRock, Inc. The subsidiaries beneficially owning the securities are BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., and BlackRock Investment Management, LLC.

Management’s Beneficial Ownership
The table below sets forth the beneficial ownership of our common shares by each of our current directors, nominees to become directors and named executive officers, and the directors and executive officers as a group, as of March 4, 2015.

	Shares Beneficially Owned As of March 4, 2015
Name	Sole Voting and Investment Power	Shared Voting and Investment Power	Total	Percent of Class
Stephanie H. Boyse (1)	11,718	0	11,718	*

Gary. L. Cowger (1)	21,543	0	21,543	*

Harold M. Karp (1)	16,718	0	16,718	*

Jerry L. Mosingo	0	0	0	0.0%

Igor Popov	0	0	0	0.0%

Mitchell I. Quain (1)	32,730	0	32,730	*

Robert E. Rossiter (1)	7,227	0	7,227	*

Terence C. Seikel (1)	21,718	0	21,718	*

Janice E. Stipp	0	0	0	0.0%

Douglas M. Suliman, Jr. (1)	70,125	0	70,125	*

James J. Connor (2)	0	0	0	0.0%

All current directors and current executive officers as a group (10 persons)	181,779	0	181,779	*

* less than 1%
(1)     Includes the following number of common shares that the following persons have a right to acquire within 60 days of March 4, 2015 upon the vesting of restricted stock units granted to them under our 2014 Omnibus Incentive Plan (75% of the shares covered by such awards, rounded down to the nearest whole share, are to be settled in common shares): Ms. Boyse - 11,718 shares; Mr. Cowger - 21,543 shares; Mr. Karp - 11,718 shares; Mr. Quain - 7,730 shares; Mr. Rossiter - 7,227 shares; Mr. Seikel - 11,718 shares; and Mr. Suliman - 11,718 shares.
(2)     Mr. Connor resigned as one of our executive officers on June 27, 2014.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Background
At the annual meeting, holders of Common Shares will elect seven directors to serve until the 2016 annual meeting of shareholders or until their respective successors are elected and qualified. Our Board currently consists of seven directors, including two new independent directors added to our Board since the 2014 annual meeting of shareholders. Based on the Governance and Nominating Committee’s recommendation, the Board has nominated all seven for election at this year’s annual meeting.
Proxies
If you complete the proxy card or vote by telephone or on the Internet, your shares will be voted for all seven of our nominees unless you withhold authority to vote for one or more of them. All of our nominees have consented to being named in this proxy statement and to serve as directors, if elected. If a nominee becomes unable or unwilling to serve as a director at the time of the annual meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board. As of the date of this proxy statement, the Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.
In the event that the Board nominates any substitute nominee(s), we will file an amended proxy statement that, as applicable, (i) identifies the substitute nominee(s), (ii) discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected and (iii) includes the disclosure required by Item 7 of Schedule 14A with respect to such nominees.
Our Nominees
Set forth below is information about our nominees for the Board. All of the incumbent nominees were elected by our shareholders at the 2014 annual meeting, with the exception of Mitchell I. Quain (appointed on October 30, 2014) and Robert E Rossiter (appointed on August 21, 2014), who were appointed to fill vacancies on the Board after Mr. Savas's and Mr. Connor's resignations.

Name of Director	Age	Position	Director Since
Stephanie H. Boyse	46	Director	2013
Gary L. Cowger	67	Director	2013
Harold M. Karp	58	President, Chief Executive Officer, and Director	2014
Mitchell I. Quain	63	Director	2014
Robert E. Rossiter	69	Director	2014
Terence C. Seikel	57	Director	2009
Douglas M. Suliman, Jr.	59	Director	2013
If elected, each nominee would be entitled to serve until the 2016 annual meeting of shareholders and until his or her successor is elected and qualified, or until his or her earlier resignation or removal.

Stephanie H. Boyse currently serves on our Governance and Nominating Committee and Compensation Committee (Chairperson). She has served as President and Chief Executive Officer of Brazeway, Inc., a manufacturer of frost-free evaporators for household refrigeration and extruded aluminum tubing and heat transfer components for the heating, ventilation and air conditioning, appliance and automotive industries, since 2007. She started with Brazeway in December 1991. Her career began in sales and marketing followed by positions in operations, human resources, and licensing and acquisitions. Before being named President of Brazeway in 2000, she spent two years in Mexico starting up Brazeway’s first Mexican manufacturing operation in Monterrey. She was a member of United Bank & Trust's board and a member of the board of its parent, United Bancorp, Inc., from 2008 until its sale to Old National Bank in 2014.
Gary L. Cowger currently is our Chairman of the Board and serves on our Governance and Nominating Committee (Chairman) and Audit Committee. He is expected to be replaced on the Audit Committee by Mr. Quain effective after the annual meeting. He has served since November 2009 as Chairman and Chief Executive Officer of GLC Ventures, LLC, a general consulting services company. He retired as Group Vice President of Global Manufacturing and Labor Relations for General Motors Corporation in December 2009, a position that he held since April 2005. Mr. Cowger began his career with General Motors Corporation in 1965 and held a range of senior leadership positions in businesses and operations in several countries, including President of GM North America, Chairman and Managing Director, Opel, AG, and President of GM de Mexico. General Motors Corporation filed for bankruptcy protection under Chapter 11 of the Federal Bankruptcy Code in 2009. In 2006, he was elected to the National Academy of Engineering and served as the Co-Chair of the Martin Luther King Memorial Foundation’s Executive Leadership Cabinet. He has been a director of Delphi Automotive PLC since November 2009 and a director of Titan International, Inc. since January 2014. He is the past Chairman of the Board of Trustees of Kettering University and is on the Board of Trustees of the Center for Creative Studies.
Harold M. Karp currently serves as a director and has served as our President and Chief Executive Officer since September 18, 2014. Mr. Karp served as our interim President and Chief Executive Officer from June 27, 2014 until September 18, 2014, when he was named permanent President and Chief Executive Officer. He became a member of our Board of Directors in January 2014. From January 2014 until June 27, 2014, Mr. Karp was a self-employed consultant providing operational analysis to third parties. He was employed either by The Alpine Group, Inc. or one of its portfolio companies from 1995 to 2013, serving in various senior operating positions. The Alpine Group, Inc. is an investment firm, which has since liquidated, that operated and actively managed companies in the specialty materials, coatings, wire and cable products and electronic components sectors. Most recently, Mr. Karp served as President and Chief Operating Officer from February 2007 to December 2013 of Wolverine Tube, Inc., a company The Alpine Group, Inc. was invested in, which manufactured custom engineered products providing thermal management solutions to the heating, ventilation, air conditioning, refrigeration, appliance, electronic cooling and petrochemical markets. Wolverine Tube, Inc. filed for bankruptcy protection under Chapter 11 of the Federal Bankruptcy Code in November 2010, emerged as a private company in June 2011 and was sold in pieces between April 2012 and July 2013, with Mr. Karp remaining employed through a transition period ending in December 2013. He also served from 2003 to 2007 as President and Chief Operating Officer of Essex Electric, Inc., an electrical wire manufacturer in which The Alpine Group, Inc. invested. Mr. Karp is party to an amended and restated letter agreement with us that requires us to elect him as our President and Chief Executive Officer.
Mitchell I. Quain currently serves on our Governance and Nominating Committee, and is expected to replace Mr. Cowger on the Audit Committee effective after the annual meeting. Mr. Quain has served as a Senior Advisor of The Carlyle Group L.P., a private investment firm, since January 2012. From January 2010 through December 2011, Mr. Quain was a Partner of One Equity Partners, LLC, a private equity investment firm. From March 2008 to December 2009, he served as Senior Director and then Managing Director of ACI Capital Co., LLC, a private equity investment firm. Prior to joining ACI Capital Co., LLC, from January 2004 through February 2008, Mr. Quain was a private investor. From 2001 through 2003, Mr. Quain served as Vice Chairman of Investment Banking at ABN AMRO Bank N.V., a global full service wholesale and retail bank. Prior to 2001, he served at ABN AMRO Bank N.V., as Global Head of Industrial Manufacturing and of its banking business. From early 1997 until its acquisition by ING Barings, Mr. Quain was an Executive Vice President and a member of the Board of Directors and of the Management Committee of Furman Selz LLC, an international financial services and investment banking firm. From 1984 to early 1997, Mr. Quain was a partner with Wertheim & Company, Inc., an investor relations and communications company. Prior to that, he was a member of the research department of Wertheim & Company, Inc. Mr. Quain also serves as Chairman of the Board of Directors of MagneTek, Inc., a publicly-traded manufacturer of digital power and motion control systems, and serves on the Board of Directors of Hardinge Inc., a publicly-traded international provider of machine tools, RBC Bearings Incorporated, a publicly-traded specialty bearings manufacturer, and Astro-Med, Inc. a publicly-traded manufacturer of specialty printers, data acquisition systems and medical equipment. Mr. Quain previously served on the Board of Directors of publicly-traded DeCrane Aircraft Holdings, Inc., a provider of integrated assemblies, sub-assemblies and component parts to the aerospace industry, publicly-traded HEICO Corporation, a manufacturer of aircraft components, publicly-traded Mechanical Dynamics, Inc., a manufacturer of bulk handling systems, publicly-traded Titan International, Inc., a supplier to the metal finishing industry, publicly-traded Handy & Harman Ltd., a global industrial company, publicly-traded Allied Products Corporation, a manufacturer of agricultural equipment and stamping presses, and Register.com, an Internet service provider.
Robert E. Rossiter currently serves on our Compensation Committee. Mr. Rossiter retired as Chief Executive Officer, President and Director of Lear Corporation, an automotive supplier, on May 31, 2012. Since his retirement, Mr. Rossiter has been pursuing his personal interests. Mr. Rossiter’s career at Lear and its predecessor companies spans over 40 years, with Mr. Rossiter holding various management positions of increasing responsibility in sales, management and operations. Mr. Rossiter served as Chairman from January 2003 until August 2010, Chief Executive Officer from October 2000 until May 2012, President from August 2007 until May 2012 and Chief Operating Officer from November 1998 until October 2000. He also served as a Director of Lear from 1988 until May 2012. Lear Corporation filed for bankruptcy protection under Chapter 11 of the Federal Bankruptcy Code on July 7, 2009 and emerged from Chapter 11 bankruptcy on November 11, 2009. Mr. Rossiter serves as a Trustee for Northwood University and as a Director of Business Leaders for Michigan.
Terence C. Seikel currently serves on our Audit Committee (Chairman) and Compensation Committee. He has served since January 2005 as President and Chief Executive Officer of Defiance Partners, LLC, a private investment firm, which he founded. Mr. Seikel has also served since July 1, 2014 as Executive Chairman and served from October 31, 2013 until July 1, 2014 as Chief Executive Officer, and from August 1, 2006 until October 31, 2013 as President and Chief Executive Officer of A.R.E. Accessories, a supplier of painted, fiberglass caps and tonneau covers for pickup trucks, and since December 1, 2004 as Chairman of The Applied Group, Inc., an engineering and manufacturing company servicing the transportation, defense and solar power industries, and since August 2014 as Vice Chairman of Coach Building Holdings, Inc. and its Subsidiary, Accubuilt, Inc., manufacturers of specialty vehicles, such as funeral hearses and limousines; and since September 30, 2004 as a Director of Creative Foam Corporation, a manufacturer of foam products serving the Automotive, Medical and Wind Energy industries. From April 1999 until February 2005, he served as President and Chief Executive Officer and a member of the Board of Managers of Advanced Accessory Systems, LLC, a designer, manufacturer and supplier of towing and rack systems and related accessories for the automotive market, and from January 1996 until April 1999 he served as Vice President of Finance and Administration and Chief Financial Officer of Advanced Accessory Systems, LLC. From 1985 to 1996 he was employed by Larizza Industries, Inc., a publicly-held supplier of interior trim to the automotive industry, in various capacities, including Chief Financial Officer. From 1983 to 1985 he was Controller for Mr. Gasket Company, a publicly-held supplier to the automotive aftermarket. From 1979 to 1983, Mr. Seikel was a CPA with KPMG, where he served a number of manufacturing clients.
Douglas M. Suliman, Jr. currently serves on our Governance and Nominating Committee and Audit Committee. He is a private investor and has also served since February 2011 as President of Breton Capital Management, LLC, a special situation private equity investment management firm. Mr. Suliman has also served since February 2011 as the Managing Member of Breton Funding SE, LLC, which has majority control of SmartEquip, Inc., an e-commerce network service provider for global equipment manufacturers and their large mobile equipment fleet customers. From February 2006 until December 2009, Mr. Suliman was Managing Member of NR Investments, LLC, a special purpose entity formed to invest in creditor claims. From June 2003 until August 2006, he served as Co-Chairman and Executive Director of NationsRent, Inc., a construction equipment rental company. Mr. Suliman is a member of the board of directors of ezCater, Inc., a Breton Capital portfolio company engaged in the catering service industry.

Qualifications of Directors and Nominees
The following is a brief discussion of the specific experiences, qualifications, attributes or skills that led to the conclusion that our directors and nominees should serve as our directors at this time:
We believe that our directors and nominees have an appropriate balance of knowledge, experience, attributes, skills and expertise required for our Board as a whole and that we have sufficient independent directors to comply with applicable law and regulations and to have a majority of independent directors. We believe that our directors have a broad range of personal and professional characteristics including leadership, management, business, manufacturing, marketing, financial, business transformation and public company regulatory and compliance experience and abilities to act with integrity, sound judgment and collegiality, to consider strategic proposals, to assist with the development of our strategic plan and oversee its implementation, to oversee our risk management efforts and executive compensation, to provide leadership, to commit the requisite time for preparation and attendance at board and committee meetings and to provide required expertise on board committees.
In addition, six of our seven directors are independent under NASDAQ standards (Mr. Karp being the only exception since he assumed the role as our President and Chief Executive Officer) and our Governance and Nominating Committee believes that these directors are independent of the influence of any particular shareholder or group of shareholders whose interests may diverge from the interests of our shareholders as a whole.
We believe that each director or nominee brings a strong background and set of skills to our Board, giving the Board as a whole competence and experience from a wide variety of areas.
Ms. Boyse has extensive industry, international, leadership, management, manufacturing and marketing experience as well as strategy expertise, all through her service to Brazeway, Inc. Her diverse range of experiences includes positions with Brazeway, Inc. in sales, marketing, operations, human resources, licensing and acquisitions, and starting up a manufacturing operation in Mexico. Her leadership and strategy expertise is exhibited not only through her role as President and Chief Executive Officer of the world’s largest manufacturer of frost-free evaporators for household refrigeration, but also through her prior board position with United Bank & Trust and United Bancorp, Inc.
Mr. Cowger has extensive leadership, manufacturing and public company experience, including as Group Vice President of Global Manufacturing and Labor Relations for General Motors Corporation, President of GM North America, Chairman and Managing Director, Opel, AG, President of GM de Mexico as well as being a director of Delphi Automotive PLC and Titan International, Inc. Through his extensive experience in the automotive industry across global markets, Mr. Cowger provides industry and operational expertise and strengthens the Board of Directors’ global perspective.
Mr. Karp has executive management and leadership experience with our Company as well as merger and acquisitions/divestitures, industry, leadership, manufacturing, operational and restructuring experience, including as President and Chief Operating Officer of Wolverine Tube, Inc., a manufacturer and distributor of fabricated copper components and metal joining products, which enhance performance and energy efficiency in applications such as commercial and residential heating, ventilation and air conditioning, refrigeration, and home appliances. He has seen Wolverine Tube, Inc. through a bankruptcy restructuring plan and subsequent separate sales of its divisions. He also has manufacturing experience in various senior operating positions with various portfolio companies of The Alpine Group, Inc., including as President and Chief Operating Officer of Essex Electric, Inc. His extensive career provides us with industry and operations knowledge that compliments the Board's existing array of experience.
Mr. Quain’s is a certified financial analyst, and he has extensive investment management experience, including as senior adviser to the Carlyle Group L.P., a partner of One Equity Partners, LLC and Managing Director of ACI Capital Co., LLC, all private investment firms, and Vice Chairman of Investment Banking at ABN AMRO Bank N.V, and Executive Vice President and member of the Managing Committee of Furman Selz LLC. He also has extensive industrial manufacturing expertise, including as Global Head of Industrial Manufacturing while at ABN AMRO. Mr. Quain also has extensive current and past experience serving as a director of other publicly-traded manufacturers, currently including MagneTek, Inc., Hardinge Inc., RBC Bearings Incorporated and Astro-Med, Inc. Mr. Quain provides a resource to the Board with his understanding of the operational, financial and strategic issues that we face. Mr. Quain is expected to be added to our Audit Committee after the annual meeting, and our Board has determined that Mr. Quain is an Audit Committee financial expert.
Mr. Rossiter has extensive executive management and international experience, including as Chairman, Chief Executive Officer, President, Chief Operating Officer and a director with Lear Corporation. He has a record of leadership, achievement and executing on Lear’s business and global strategy and public company directorship and committee experience with Lear, including at the board chairman level. His extensive career provides us with global manufacturing and operational knowledge that complements the Board’s existing array of experience.
Mr. Seikel has extensive experience in finance, including as Chief Financial Officer of a publicly-traded automotive supplier, as Chief Executive Officer and Chief Financial Officer of a company with publicly-traded debt and as a former CPA with KPMG LLP. He also has extensive executive management and leadership experience, including as Chief Executive Officer or Chief Financial Officer of automotive suppliers and manufacturers and of a private investment firm and as an officer of an engineering firm. Our Board has determined that Mr. Seikel is an Audit Committee financial expert.
Mr. Suliman has extensive corporate restructuring, mergers and acquisition, capital formation and public company experience, including as a board member and executive officer of NationsRent, Inc., a company with publicly issued debt. NationsRent faced liquidation at the time the entity was controlled by Mr. Suliman and The Baupost Group began acquiring control of the company. NationsRent was subsequently sold for approximately $1 billion. He previously served on the board of directors of numerous public companies and is a past Trustee and Chairman of the Investment Committee of The Charles River School. Mr. Suliman is also the largest shareholder among our current directors. Our Board has determined that Mr. Suliman is an Audit Committee financial expert.

Vote Required and Board Recommendation
From the persons duly nominated, directors will be elected by plurality vote of the holders of common shares, entitled to vote and present or represented at the meeting. This means that, regardless of the number of common shares not voted for a nominee, the seven nominees who receive the most votes will be elected. Only votes cast "FOR" a nominee will be counted. Broker non-votes and withheld votes are voted neither "FOR" nor "AGAINST" but will be counted in determining a quorum.
OUR BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF COMMON SHARES VOTE “FOR” THE ELECTION OF ALL OF OUR NOMINEES NAMED ABOVE.
INFORMATION CONCERNING THE BOARD OF DIRECTORS
Corporate Governance Guidelines
We are committed to sound corporate governance principles as such principles are essential to our reputation and to the ethical conduct of our business and our relationship with others. The Board has adopted corporate governance guidelines that we believe assist the Board to maximize shareholder value in a manner consistent with high standards of integrity. We review and update our governance practices based on the standards of The NASDAQ Stock Market LLC, legal requirements, rules and regulations promulgated by the Securities and Exchange Commission and best practices recommended by governance authorities.

Several of our significant corporate governance practices include:

•	the Board has determined that a majority of the directors must be independent;

•	the Audit Committee, Governance and Nominating Committee and Compensation Committee consist solely of independent directors;

•	the Board has implemented a policy that our directors may serve on a limited number of public company boards (subject to specific board approval);

•
the Board has adopted a “say on pay” policy that at each annual meeting of shareholders, shareholders will have the opportunity to vote on a resolution calling for a non-binding advisory vote on the executive compensation as described in our proxy statement. The outcome of the shareholder advisory vote is considered by the Board and the Compensation Committee as they consider compensation policies and procedures going forward; and

•	the Board generally has at least six regularly scheduled meetings per year and holds additional special meetings as necessary.
Our corporate governance guidelines are available at the “Investor Relations” section of our website at www.tecumseh.com. We are not including information contained on or available through our website as part of, or incorporating such information by reference into, this proxy statement.
Board Independence
We determine director independence by applying the definition of independence contained in the applicable rules of The NASDAQ Market LLC, both for purposes of NASDAQ’s rule requiring that a majority of a board consist of independent directors and its rules requiring the Audit Committee, Governance and Nominating Committee and Compensation Committee to be made up entirely of independent directors. Applying that definition, our Board determined the following:

•
Stephanie H. Boyse, Gary L. Cowger, Mitchell I. Quain, Robert E. Rossiter, Terence C. Seikel and Douglas M. Suliman, Jr., each a current director, and Zachary E. Savas, a director in 2014 until his resignation effective January 20, 2014, are each an independent director.

•	Harold M. Karp , a current director, is not an independent director. Mr. Karp is our President and Chief Executive Officer, one of our current officers.

•	James J. Connor, a director until his resignation in June 2014, was not an independent director. Mr. Connor was our President, Chief Executive Officer and Secretary, one of our officers.
There were no transactions, relationships or arrangements considered by the Board under the Nasdaq independence definition in determining the independence of the directors and nominees identified above as independent.
All directors who are, or at any time during 2014 were, members of the Audit Committee, the Governance and Nominating Committee or the Compensation Committee were independent throughout their respective periods of service on those committees.
Board and Committee Meetings; Annual Meeting Attendance
We held eleven board meetings during 2014. The Audit Committee met five times, the Governance and Nominating Committee met two times and the Compensation Committee met six times in 2014. Each current director attended at least 75% of the total of all board meetings and all meetings of board committees on which such director served during 2014. We encourage the directors to attend the Company’s annual meeting of shareholders. All six of the directors who held office at that time attended the 2014 annual meeting.

Committees of the Board
Our Board has three standing committees: an Audit Committee, a Governance and Nominating Committee and a Compensation Committee. The Board has adopted, and may amend from time to time, a written charter for the Audit Committee, Governance and Nominating Committee, and Compensation Committee.
Audit Committee
The Audit Committee assists the Board with its oversight of:

•	management’s conduct of the financial reporting process;

•	the integrity of our financial statements;

•	compliance with legal and regulatory requirements, including the requirements of the Sarbanes-Oxley Act of 2002;

•	the independence and qualifications of the outside auditor; and

•	the performance of our internal audit function and outside auditor.
The Board has adopted a written charter for the committee, a current copy of which can be accessed via the “Investor Relations” section of our website, located at www.tecumseh.com. We are not including information contained on or available through our website as part of, or incorporating such information by reference into, this proxy statement.
Under the terms of its charter, the Audit Committee is comprised of at least three directors, designated by and serving at the pleasure of the Board. In 2014, the Audit Committee met five times. The Audit Committee was comprised during 2014 of three directors, Messrs. Seikel (Chairman), Savas and Suliman, until Mr. Savas resigned effective January 20, 2014 and Mr. Karp then became a member of the Audit Committee. Upon the appointment of Mr. Karp as interim President and Chief Executive Officer in June 2014, Mr. Cowger was appointed to the Audit Committee, replacing Mr. Karp. The Audit Committee is currently comprised of Messrs. Cowger, Seikel (Chairman) and Suliman, although Mr. Cowger is expected to be replaced on the Audit Committee by Mr. Quain effective after the annual meeting. This composition of the Audit Committee satisfied the independence requirements of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission, as well as the independence and experience requirements of The NASDAQ Market LLC and our Corporate Governance Guidelines. The Board has also determined that the Chairman of the Committee, Mr. Seikel, and Mr. Suliman are each an “audit committee financial expert” as defined in the Securities and Exchange Commission rules. Mr. Quain is expected to be added to our Audit Committee after the annual meeting (replacing Mr. Cowger), and our Board has determined that Mr. Quain is also an Audit Committee financial expert.
Audit Committee Report
Our Committee oversees our financial reporting process on behalf of the Board and is comprised of outside directors who are independent within the meaning of, and meet the experience requirements of, the applicable SEC and NASDAQ rules. Management has primary responsibility for the financial statements, reporting processes and system of internal controls. In fulfilling our oversight responsibilities, we reviewed the audited financial statements for the year ended December 31, 2014 and discussed them with management, including a discussion of the quality, not just the acceptability, of the accounting principles, reasonableness of significant judgments and clarity of disclosures in the financial statements.
In performing our oversight function, we also discussed with the independent accountant the matters required to be discussed by Auditing Standard No. 16, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board (United States), the rules of the SEC, and other applicable regulations, which include, among other items, matters related to the conduct of the audit of our financial statements. In addition, we received from the independent accountant the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and we discussed their independence with them.
Based on the reviews and discussions referred to above and such other considerations as we determined to be appropriate, we recommended to the Board (and the Board approved) that the audited financial statements for the year ended December 31, 2014 be included in our annual report on Form 10-K for that year for filing with the SEC.
Presented by the members of the Audit Committee of the Board of Directors:
Terence C. Seikel, Chairman
Gary L. Cowger
Douglas M. Suliman, Jr.

Governance and Nominating Committee
During 2014, the Governance and Nominating Committee, (which is currently comprised of Ms. Boyse Messrs. Cowger (Chairman), Quain and Suliman), met two times. During 2014, the Committee was comprised of Ms. Boyse (Chairman) and Messrs. Cowger and Savas, until January 20, 2014, when Mr. Savas resigned as a director and a member of the Committee. Mr. Karp replaced him as a Member of the Committee and Mr. Cowger became Chairman of the Committee. Mr. Karp resigned as a member of the Committee when he was appointed as interim President and Chief Executive Officer in June 2014 and Mr. Suliman replaced him as a member of the Committee. Mr. Quain was added as a member of the Committee when he joined the board in October 2014.
The Board has adopted a written charter for the Committee, a current copy of which can be accessed via the “Investor Relations” section of our website located at www.tecumseh.com. We are not including information contained on or available through our website as part of, or incorporating such information by reference into, this proxy statement.
Under the terms of its charter, the mission of the Governance and Nominating Committee includes the following:

•	reviewing with the Board the appropriate skills and characteristics required of board members in the context of the then current composition and needs of our Board as well as our circumstances; and

•	making recommendations to the Board concerning candidates for nomination and election or reelection to the Board.
As discussed above, one function of the Governance and Nominating Committee is to make recommendations on nominations for the Board. The Committee's charter does not set out specific minimum qualifications that must be met in order for the Governance and Nominating Committee to recommend any nominee to the Board. The committee reviews with the Board the appropriate skills and characteristics required of directors in the context of the then current composition and needs of our Board as well as the circumstances of the Company in order to recommend suitable candidates.
The Governance and Nominating Committee uses a subjective process for identifying and evaluating nominees for director, based on the information available to, and the subjective judgments of, the members of the Governance and Nominating Committee and our then current needs for our Board as a whole, although the Committee does not believe there would be any difference in the manner in which it evaluates nominees based on whether the nominee is recommended by a shareholder. The Committee identifies potential nominees through recommendations made by executive officers, non-management directors, third-party recruiting firms and shareholders.
During 2013 and 2014, the Committee received recommendations from the then existing non-management Board members, interviewed two candidates discovered during its search efforts, and ultimately selected Mr. Karp to fill the vacancy on the Board after Mr. Lebowski’s resignation. After Mr. Savas's resignation and after Mr. Connor's resignation, the Board reviewed candidates recommended by existing non-management Board members, including references, background and willingness to serve. Ultimately, the Committee selected Mr. Quain and Mr. Rossiter to fill the vacancies on the board after Mr. Savas's and Mr. Connor's resignations.
The Governance and Nominating Committee considers the needs for the Board as a whole when identifying and evaluating nominees and, among other things, considers diversity in background, age, experience, qualifications, attributes and skills in identifying nominees, although it does not have a policy regarding the consideration of diversity. See “Qualifications of Directors and Nominees” for a description of the diversity of our current directors. The committee generally evaluates new candidates based on their resumes and through references, background checks and personal interviews.
The Committee will consider shareholder suggestions for nominees for director (other than self-nominations). In order to be considered by the Committee as a board nominee at next year’s annual meeting, all shareholder suggestions must be received before December 31, 2015. Any shareholder who wishes to make a suggestion should submit it in writing to:
Governance and Nominating Committee
c/o Secretary
5683 Hines Drive
Ann Arbor, Michigan 48108

Compensation Committee
During 2014, the Compensation Committee, met six times.
The Board has adopted a written charter for the Committee, a current copy of which can be accessed via the “Investor Relations” section of our website, located at www.tecumseh.com. We are not including information contained on or available through our website as part of, or incorporating such information by reference into, this proxy statement.
Under the terms of its charter, the purpose of the Compensation Committee is to assist the Board in its oversight of our compensation policies and procedures. The Compensation Committee’s authority includes:

•	reviewing the objectives and goals of our officer compensation programs and policies, including annual and long-term performance goals, and making recommendations to the Board;

•	reviewing employment, compensation and benefits of our officers and making recommendations to the Board;

•	evaluating, at least annually, the performance of our Chief Executive Officer and recommending to the Board his compensation;

•	after consultation with our Chief Executive Officer, evaluating the performance of, and recommending to the Board the compensation for, our executive officers other than the Chief Executive Officer;

•
administering all plans and programs under which our officers or directors are compensated, other than plans and programs that the Board expressly specifies are to be administered by another person; and

•	exercising oversight with respect to our compensation philosophy and the operation of our officer and director compensation programs to determine whether they are fulfilling their purposes as well as considering and making recommendations to the Board concerning changes or new compensation programs the Committee believes would benefit us and our shareholders.
The Committee’s charter does not provide for delegation of the Committee’s authority or responsibilities, except that the Compensation Committee has delegated responsibility for overseeing the performance of our pension plan investment managers to a management benefits committee. This benefits committee informs the Compensation Committee of its reviews annually and whenever requested by the Compensation Committee.
The Board has also provided the Committee with the following additional specific responsibilities and authority:

•	The Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser.

•	The Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel or other adviser retained by the Committee.

•
We must provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to a compensation consultant, legal counsel or any other adviser retained by the Committee.

•
The Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Committee, other than in-house legal counsel, only after taking into consideration the following factors: (i) the provision of other services to us by the person that employs the compensation consultant, legal counsel or other adviser, (ii) the amount of fees received from us by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser, (iii) the policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest, (iv) any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Compensation Committee, (v) any of our stock owned by the compensation consultant, legal counsel or other adviser, and (vi) any business or personal relationship of the compensation consultant, legal counsel, other adviser or person employing the adviser with one of our executive officers.

The above authority does not require the Committee to implement or act consistently with the advice or recommendations of the compensation consultant, legal counsel or other adviser to the committee. The above independence assessment does not require that the compensation consultant, legal counsel or other compensation adviser be independent, only that the Committee consider the listed factors before selecting, or receiving advice from, a compensation adviser. The above independence assessment is not required for a compensation adviser that acts in a role limited to (i) consulting on any broad-based plan that does not discriminate in scope, terms, or operation, in favor of our executive officers or directors and that is available generally to all salaried employees, or (ii) providing information that either is not customized for us or that is customized based on parameters that are not developed by the adviser and about which the adviser does not provide advice.
In determining the salaries of the executives other than the Chief Executive Officer, the Committee considers recommendations made by the Chief Executive Officer. Additionally, in 2014, the Committee directly engaged Exequity, LLP to provide advice to the Compensation Committee and the Board on executive compensation. During 2014, Exequity, LLP consulted with the Committee regarding salaries and short and long-term incentive compensation awards and assisted us in computing Black-Scholes values for outstanding stock appreciation rights and stock options. Exequity, LLP is responsible directly to the Compensation Committee. It performed no other work for us or our affiliates.
In February 2014 and 2015, the Committee considered the independence of Exequity, LLP in light of SEC rules and NASDAQ listing standards. The Committee requested and received a letter from Exequity, LLP addressing the consulting firm’s independence, including the factors described above relating to the Committee’s independence review of compensation advisers. The Committee discussed these considerations and concluded that the work of this consultant did not raise any conflict of interest.
Compensation Committee Interlocks and Insider Participation
Ms. Boyse (Chairman) and Messrs. Seikel and Suliman served on the Compensation Committee in 2014 until August 21, 2014 when Mr. Rossiter replaced Mr. Suliman as a member of the Committee when Mr. Rossiter joined the board. No one who served on the Compensation Committee in 2014 is or ever has been an officer or employee of Tecumseh Products Company or any of our subsidiaries. In 2014, none of our executive officers served on a board or compensation committee (or other committee serving an equivalent function) of any other entity with an executive officer that served on our Board or Compensation Committee.
Communications with the Board of Directors
Shareholders may send communications to the Board, the Chairman of the Board or the Audit Committee by mailing them to:
Board of Directors
c/o Secretary
Tecumseh Products Company
5683 Hines Drive
Ann Arbor, Michigan 48108
Shareholders may also e-mail communications to the Board by using the e-mail address provided in the “Investor Relations” section of our website at www.tecumseh.com.
The Secretary will review each communication and, after consulting with the Chairman of the Board, if he thinks it advisable, will forward the communication to the person he deems appropriate to deal with it. The Secretary reviews communications to ensure that inappropriate matters, such as marketing materials and non-substantive matters are removed.
Board Leadership Structure and Role in Risk Oversight
Our current President and Chief Executive Officer, Mr. Karp, is a director. Our Board of Directors appointed Gary Cowger, an independent director, as our Chairman of the Board in 2014 when Mr. Karp became our interim President and Chief Executive Officer. Our Chairman of the Board presides at all meetings of the shareholders and the Board at which he is in attendance. We have determined that this structure is appropriate to provide for separation of the offices of Chief Executive Officer and our Chairman of the Board, in accordance with good governance practices, to provide for an independent presider over our Board and shareholder meetings, as well as to help provide for independent oversight of management.
Assessing and managing risk is the responsibility of our management. Our Board of Directors oversees and reviews certain aspects of our internal controls, including controls over risks facing us. This oversight is administered primarily though the following:

•
the Board’s review and approval of our annual business plan (prepared and presented to the Board by the Chief Executive Officer and other management), including the projected opportunities and risks and challenges facing our business each year;

•	at least quarterly review of our business developments, business plan implementation and financial results;

•
our Audit Committee’s oversight of our internal controls over financial reporting and its discussions with management and the independent accountants regarding the quality and adequacy of our internal controls and financial reporting (and related reports to the full Board); and

•	our Compensation Committee’s reviews and recommendations to the Board regarding our executive officer compensation and its relationship to our business plans.
Discussions regarding risk and risk management are generally led by our Chief Financial Officer, who makes presentations at the Board meetings and at Audit Committee meetings. The Board has consolidated risk management, governance and internal audit functions and directed that the Chief Financial Officer oversee these functions, reporting to the Chief Executive Officer as well as the Audit Committee and the Board. Our Board’s role in risk oversight has not, to date, had a direct effect on the Board’s leadership structure.
Code of Conduct
We have adopted the Tecumseh Products Company Corporate Policy, including a Code of Conduct, Ethics Reporting Policy and Code of Ethics for Financial Managers, which is a code of ethics that generally applies to all of our directors, officers and employees, although some parts only apply to employees or a specified group of employees, including our principal executive officer, principal financial officer and principal accounting officer or controller. A current copy of the Corporate Policy can be accessed via the “Investor Relations” section of our website, located at www.tecumseh.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8‑K regarding an amendment to, or a waiver from, a provision of our code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and that relates to any element of the code of ethics definition enumerated in Item 406(b) of the SEC’s Regulation S‑K by posting such information on our Internet website, in the “Investor Relations” section at www.tecumseh.com. We are not including information contained on or available through the company’s website as part of, or incorporating such information by reference into, this proxy statement.
Transactions with Related Persons
The Board recognizes that related person transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and has determined that the Audit Committee is best suited to review and approve related person transactions. Our Audit Committee’s charter requires it to review, on an ongoing basis, related party transactions required to be disclosed in our public filings for potential conflict of interest situations and requires all such transactions to be approved by the Committee or another independent body of the Board.
Generally, if the actual activity provides no evidence of more favorable treatment than arm’s length transactions or other actions that could be detrimental to the Company, the transactions are approved, with or without conditions. Arm’s length transactions are generally transactions in which both parties are acting in their own self-interest and are not subject to any pressure or duress from the other party.
The related party transactions described below have been reviewed and approved by the Audit Committee or another independent body of the board. On February 28, 2014 and February 26, 2015, the Committee approved the ongoing business with United Refrigeration and its subsidiaries, through May 31, 2014. Because of our recapitalization on May 2, 2014, United Refrigeration ceased to be a five percent holder of our common shares. In January 2015, an internal audit concluded that 2014 sales activity with United Refrigeration through May 31, 2014 was conducted appropriately and on arm's length terms, and the results of that audit were communicated to the Audit Committee. John H. Reilly, III is the non-executive Chairman of the Board and the majority owner of United Refrigeration, Inc., one of the largest distributors of refrigeration, air conditioning and heating parts and equipment worldwide. On November 8, 2012, Mr. John H. Reilly, III filed a Schedule 13D amendment indicating that, at that time, he, as representative of his father's estate, was a beneficial owner of 9.8% of the outstanding shares of our Class B Common Stock held by the Estate of John H. Reilly, Jr. As a result of the reclassification and conversion of our stock in to one class of common shares, effective May 2, 2014, those shares represented less than 5% of our outstanding shares. During 2014 through May 31, 2014, in the ordinary course of business, sales to United Refrigeration, Inc. and its affiliates amounted to approximately $8.5 million, or approximately 2.7% of our consolidated sales.

Section 16(a) Beneficial Ownership Reporting Compliance
Directors, certain officers, and beneficial owners of more than 10% of our common shares are required to file reports about their ownership of our equity securities under Section 16(a) of the Securities Exchange Act of 1934 and to provide copies of the reports to us. Based on the copies we received and on written representations from the persons we know are subject to these requirements, we believe all 2014 filing requirements were met, except that Harold M. Karp inadvertently filed one Form 4 late, on November 21, 2014, reporting two transactions involving the acquisition of our common shares on November 14, 2014.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANT
Grant Thornton LLP was our independent accounting firm for the fiscal year ended December 31, 2014, and the Audit Committee has selected the same firm as Tecumseh’s independent accountant for the fiscal year ending December 31, 2015. As a matter of good corporate governance, the Audit Committee has determined to submit its selection to shareholders for ratification. If the Committee’s selection is not ratified by a majority of the votes cast by holders of common shares present or represented at the meeting and entitled to vote, we will ask our Audit Committee to reconsider its selection. Even if the selection is ratified, Tecumseh’s Audit Committee in its discretion may select a different public accounting firm at any time during the year if it determines that such a change would be in the best interests of Tecumseh Products Company and its shareholders.
Attendance at Annual Meeting
A Representative of Grant Thornton LLP is expected to be present at the annual meeting and available to respond to appropriate questions from shareholders. The representative will have an opportunity to make a statement if he or she so desires.
Audit and Non-Audit Fees
The table below shows the fees billed to us for the last two fiscal years by Grant Thornton LLP, Tecumseh’s independent registered public accounting firm since April 16, 2007. All of the services were performed under engagements approved by Tecumseh’s Audit Committee before Tecumseh entered into them. The fees included in the Audit category are fees billed for the fiscal years for the audit of Tecumseh’s annual consolidated financial statements included in Tecumseh’s annual report to shareholders and its annual report on Form 10-K and review of Tecumseh’s consolidated financial statements included in Forms 10-Q and related matters within that category. The fees included in each of the other categories are fees billed in the fiscal years.

	Year Ended December 31,
	2014	2013
Audit Fees	$1,438,718	$1,349,703
Audit-Related Fees	$38,289	$38,453
Tax Fees	$—	$—
All Other Fees	$126,051	$—
Audit fees were for professional services rendered for the audits of our consolidated financial statements, for quarterly reviews of the financial statements included in our quarterly reports on Form 10-Q, for auditing our internal controls, for consents relating to use of their audit opinions in our filings, for assistance with responses to SEC comments and for assistance with and review of documents we filed with the SEC.
Audit-related fees were for professional services rendered for the audits of our postretirement benefit plan.
Tax fees were for tax compliance work, including preparing tax returns, preparing a claim for refund, and tax planning and advice, including assistance with tax appeals.
All Other Fees relate to advisory services at corporate.
The Audit Committee’s current policy provides the Committee (or its Chairman) with the sole authority to pre-approve all audit engagement fees and terms. In addition, the Committee (or its Chairman) has the authority to pre-approve any audit-related and non-audit services provided to us by our outside auditor.
Vote Required and Board Recommendation
This proposal requires approval by a majority of the votes cast by holders of common shares entitled to vote at the annual meeting to pass. If a quorum is present, the proposal will be approved if holders of more common shares vote in favor of the proposal than vote against it. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD RECOMMENDS THAT HOLDERS OF COMMON SHARES VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS TECUMSEH’S INDEPENDENT ACCOUNTING FIRM FOR 2015.

EXECUTIVE OFFICERS
The following table sets forth information about our executive officers.

Name	Age	Title	Executive Officer Since
Harold M. Karp	58	President and Chief Executive Officer	June 2014
Jerry L. Mosingo	63	Executive Vice President Operations and Quality	August 2014
Igor Popov	49	Chief Business Development and Restructuring Officer	March 2014
Janice E. Stipp	55	Executive Vice President, Chief Financial Officer, Secretary and Treasurer	October 2011
Our officers serve at the discretion of the Board of Directors.
Harold M. Karp has served as a director since January 23, 2014 and as our President and Chief Executive Officer since September 18, 2014 after serving as our Interim President and Chief Executive Officer from June 27, 2014 until September 18, 2014. From January 2014 until June 27, 2014, Mr. Karp was a self-employed consultant providing operational analysis to third parties. He was employed either by The Alpine Group, Inc. or one of its portfolio companies from 1995 to 2013, serving in various senior operating positions. The Alpine Group, Inc. is an investment firm, which has since liquidated, that operated and actively managed companies in the specialty materials, coatings, wire and cable products and electronic components sectors. Most recently, Mr. Karp served as President and Chief Operating Officer from February 2007 to December 2013 of Wolverine Tube, Inc., a company The Alpine Group, Inc. was invested in, which manufactured custom engineered products providing thermal management solutions to the heating, ventilation, air conditioning, refrigeration, appliance, electronic cooling and petrochemical markets. Wolverine Tube, Inc. filed for bankruptcy protection under Chapter 11 of the Federal Bankruptcy Code in November 2010, emerged as a private company in June 2011 and was sold in pieces between April 2012 and July 2013, with Mr. Karp remaining employed through a transition period ending in December 2013. He also served from 2003 to 2007 as President and Chief Operating Officer of Essex Electric, Inc., an electrical wire manufacturer in which The Alpine Group, Inc. invested. Mr. Karp is party to an amended and restated letter agreement with us that requires us to elect him as our President and Chief Executive Officer. Mr. Karp did his undergraduate studies at the University of Kentucky and obtained his Masters of Business Administration from Bellermine University in Louisville, Kentucky.
Jerry L. Mosingo has served as our Executive Vice-President Operations and Quality since since January 2014, but became an executive officer in August 2014, reporting directly to our Chief Executive Officer. Prior to joining Tecumseh Products Company, Mr. Mosingo was an independent consultant through Mosingo & Associates LLC, a consulting firm wholly-owned by Mr. Mosingo, from August 2012 to January 2014. He collaborated with organizations to evaluate companies for possible acquisitions in the medical, aerospace and automotive industries. He was employed as President and Chief Operating Officer of MMI Engineered Solutions from August 2010 to August 2012. MMI Engineered Solutions is engaged in designing and manufacturing solutions that improve performance, reduce weight, and lower costs in original equipment manufacturers' components and material handling applications. Mr. Mosingo served as President and Chief Executive Officer of Cadence Innovation LLC (formerly known as New Venture Holdings Co.) from August 2005 to August 2010.

Cadence Innovations provided design, engineering, manufacturing, and assembly/sequencing solutions for interior and exterior components, systems, and modules in the automotive industry. Cadence Innovations filed a voluntary petition under Chapter 11 of the Bankruptcy Code on August 26, 2008 and went out of business on December 15, 2011. From February 2004 to August 2005, Mr. Mosingo served as the Chief Operating Officer of ASC, Inc. ASC is a transportation design firm, involved in design, prototyping, concept build, manufacturing and marketing. From August 2002 to August 2003, Mr. Mosingo served as the President and Chief Executive Officer of Collins & Aikman Corporation. Collins & Aikman was an automotive manufacturer of cockpit modules and automotive floor and acoustic systems and a supplier of instrument panels, automotive fabric, plastic-based trim and convertible top systems. Collins & Aikman filed a voluntary petition under Chapter 11 of the Bankruptcy Code on May 17, 2005, which was within two years after Mr. Mosingo ceased to be its President and Chief Executive Officer. Prior to that, Mr. Mosingo held various leadership roles at Textron Automotive Company, A.O. Smith Automotive Products Company and Ford Motor Company, all automotive manufacturers or suppliers. Mr. Mosingo is a party to a letter agreement with us that requires us to elect him as our Executive Vice President Operations and Quality. Mr. Mosingo received his Associates' Degree in Industrial Technology from Baker College.
Igor Popov has served as our Chief Business Development and Restructuring Officer since March 2014. From December 2012 through February 2014, Mr. Popov was a self-employed consultant providing operational analysis and oversight, due diligence support and union contract negotiation assistance to various third parties, including consultation with (1) Tecumseh Products Company from September 2013 through February 2014 (full time starting in December 2013) regarding its operations and restructuring plan, (2) Jeyes, Inc., a contract filler of scented oils, from October 2013 to November 2013, regarding its operations, (3) Cerberus Operations and Advisory Company LLC, the advisory arm of a private equity firm, at various times in 2013 regarding due diligence for a potential acquisition and operations of the target, and (4) The Freedom Group, a designer, manufacturer and marketer of firearms, ammunition and related products and a portfolio company of Cerberus, from December 2012 through April 2013, regarding a union contract at one of its facilities and operations at another facility. From May 2011 until November 2012, Mr. Popov served as Senior Operating Executive of Cerberus Operations and Advisory Company LLC, and Cerberus had him serve as Plant Manager of the Remington Arms plant in Ilion, New York, then the largest firearms manufacturing plant in North America. From September 2010 to February 2011, he served as Chief Operating Officer (and within 10 days became Chief Executive Officer) of Bluewater Holding Corp., a provider of solutions in septic systems, drains and sewers, potable water and steam piping. He was engaged to wind down operations. The company filed for bankruptcy protection under Chapter 11 of the Federal Bankruptcy Code in October 2010 and then under Chapter 7 of the Federal Bankruptcy Code in February 2011. From October 2009 through April 2011, he was a self-employed consultant to various private equity and corporate clients, including (1) Cabela’s Inc., a specialty retailer of hunting, fishing, camping and related outdoor merchandise, from April 2010 through August 2010, where he consulted in implementing category management in purchasing of indirect materials, and (2) Tenex Capital Management, a private equity firm, from December 2009 to March 2010, where he served as a process improvement consultant to streamline customer service at a national freight company that was a Tenex client. From June 2007 through September 2008, he served as Chief Restructuring Officer and from September 2008 through September 2009 as Chief Supply Chain Officer of Remington Arms Company Inc., a designer, manufacturer and marketer of primarily sporting goods products for the global hunting and shooting sports marketplace. He was responsible for Remington’s operational restructuring after it was acquired by Cerberus Capital Management L.P., including responsibility for the supply chain, operations strategy and corporate planning. Mr. Popov served as President and Managing Partner of Stolper, LLC when it filed for protection under Chapter 11 of the Federal Bankruptcy Code in 2005. Mr. Popov also filed for protection personally under Chapter 7 of the Federal Bankruptcy Code in 2005 (discharged in January 2007) as a result of personal guarantees on notes relating to Stolper LLC. Mr. Popov is party to a letter agreement with us that requires us to elect him as our Chief Business Development and Restructuring Officer. Mr. Popov received his BSE from the University of Michigan and his MBA from the Amos Tuck School of Business Administration at Dartmouth College.
Janice E. Stipp, CPA has served as our Executive Vice President, Chief Financial Officer and Treasurer since October 2011. From January 2011 until June 2011, Ms. Stipp served as Chief Financial Officer of Revstone Industries, LLC, a company that manufactures, engineers, and designs components for use in the transportation and heavy truck industries.  Ms. Stipp was responsible for assisting in the development of strategic and tactical plans to achieve corporate goals and objectives and overseeing all financial functions, including treasury, purchasing, and information technologies functions.  From February 2007 until January 2011, Ms. Stipp served as Chief Financial Officer and Vice President of Acument Global Technologies Corporation, a portfolio company of Platinum Equity, LLC, a private equity firm.  Acument’s revenue was approximately $1.8 billion as of the date of acquisition by Platinum, and Ms. Stipp assisted in divestiture activities, including the development of potential buyers, modeling, strategic synergies and negotiation as well as overseeing all financial functions, including treasury, human resources and information technologies functions.  Acument Global Technologies, Inc. is a manufacturer and distributor of mechanical fastening systems for the automotive, industrial, electronics and aerospace industries.  From August 2005 until February 2007, Ms. Stipp served as Chief Financial Officer and Executive Vice President of Administration of GDX Automotive Corporation, a portfolio company for Cerberus Equity, LLC, a private equity firm.  GDX’s revenue was approximately $1.0 billion as of the date of acquisition by Cerberus and is a manufacturer of sealing system solutions for the automotive industry.  Ms. Stipp was a member of the senior leadership team and assisted in developing strategic direction and tactical plans for divesting this entity as well as overseeing all financial functions, including human resources and information technologies functions. Ms. Stipp has accumulated over twenty five years of experience working for General Motors Corporation, other automotive suppliers and manufacturing companies, helping them develop and implement their product, financial and operating strategies.  Ms. Stipp received her MBA from Wayne State University and is a member of The American Institute of Certified Public Accountants and the Michigan Association of Certified Public Accountants. In October 2012, Ms. Stipp was elected to the board and audit committee of Arkansas Best Corporation (NASDAQ: ABFS).  In October 2013, Ms. Stipp was selected for the Michigan State University Accounting Advisory Board.  Ms. Stipp is party to a letter agreement with us that requires us to elect her as our Chief Financial Officer. In May 2014, Ms. Stipp was elected to the board, audit and nominating committee of Ply Gem Industries (NYSE PGEM).

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
The year 2014 was a year of transition in our leadership, as three of our four current executive officers started with us in 2014, including our President and Chief Executive Officer. James J. Connor, our former President, Chief Executive Officer and Secretary and a former director, resigned effective June 27, 2014, and was replaced on that date by Harold M. Karp as interim President and Chief Executive Officer, while Janice Stipp, who has served as an executive officer since October 2011, assumed the additional role of Secretary. We dropped the “interim” from Mr. Karp’s title effective September 18, 2014. Igor Popov joined us as Chief Business Development and Restructuring Officer on March 1, 2014. Jerry L. Mosingo joined us as Executive Vice President Operations and Quality on January 27, 2014 and became one of our executive officers on August 4, 2014.
In addition, three of our seven current directors were added in 2014. Mr. Karp became a director on January 23, 2014, filling the vacancy created by Steven J. Lebowski’s resignation effective December 31, 2013. Robert E. Rossiter became a director on August 21, 2014, filling the vacancy created by Zachary E. Savas’s resignation effective January 20, 2014. Mitchell I. Quain became a director on October 30, 2014, filling the vacancy created by Mr. Connor’s resignation effective June 27, 2014.
In early 2014, in view of then current economic conditions and uncertainty, our performance and financial condition, and Mr. Connor’s recommendations, we did not increase Mr. Connor’s or Ms. Stipp’s base salary, which had been the same since 2011, although effective July 1, 2014, Ms. Stipp's salary was increased by 3%, primarily reflecting a cost of living increase.
When Mr. Mosingo became our Executive Vice President Operations and Quality, we agreed to pay him an annual base salary of $375,000 (and we did not increase it when he became an executive officer) and a signing bonus of $50,000, and when Mr. Popov became our Chief Business Development and Restructuring Officer , we agreed to pay him an annual base salary of $400,000. Both of these base salary amounts and Mr. Mosingo’s signing bonus were based on negotiation s with the applicable officer when we were trying to get him to work for us and based on the relation of his salary to those of our other executive officers. When Mr. Karp became our interim President and Chief Executive Officer, we agreed to pay him the same $500,000 base salary that Mr. Connor had been receiving, plus a $100,000 signing bonus, plus a continuation of the $60,000 a year retainer he had been receiving as a director of the Company, plus $75,000 of restricted stock units like those awarded to the outside directors at the time Mr. Karp became our interim President and Chief Executive Officer. We did not increase his salary when the “interim” was removed from his title, but we did pay him another $100,000 signing bonus and discontinued his $60,000 a year retainer payments. These base salary, retainer and restricted stock unit amounts and signing bonuses were based on negotiation s with Mr. Karp when we were trying to get him to work for us and based on the relation of his salary to those of our other executive officers and his lost director compensation when he agreed to become our interim President and Chief Executive Officer.
To make our annual cash incentive compensation opportunities reflect our performance during the year, we granted to our named executive officers annual cash incentives under our 2014 Omnibus Incentive Plan based on achieving a threshold equal to 80% of our target EBITDA in 2014, and, if the threshold EBITDA is met, based on our Free Cash Flow. We agreed to provide Mr. Karp an annual cash incentive on the same terms awarded to Mr. Connor, except that Mr. Karp’s annual cash incentive was prorated from June 27, 2014, the day he became our interim President and Chief Executive Officer. Our Compensation Committee had negative discretion to reduce by up to 50% the cash otherwise payable under these awards, based on its subjective evaluation of our executive officers’ individual performance and our performance in achieving certain specific objectives during 2014. See “2014 Annual Cash Incentives” below for a description of those objectives.
The target annual cash incentive as a percentage of salary was 80% for Mr. Karp (prorated from June 27, 2014), 70% for Mr. Popov and 65% for Ms. Stipp and Mr. Mosingo. If the threshold EBITDA is met, actual awards could range from 50% of the target for achieving 80% of the targeted Free Cash Flow, to a cap of 150% of the target for achieving 120% or more of the targeted Free Cash Flow, all subject to the Compensation Committee’s negative discretion. See “2014 Annual Cash Incentives” below for a description of those objectives. Because the threshold EBITDA was not met, no annual cash incentives were paid under these awards for 2014.
We also intended to increase the long-term incentive opportunities for our named executive officers to move their total pay opportunities closer to market medians, recognizing that most of their pay opportunities are based on our performance and our stock price performance. We expected to award performance-based restricted stock units and non-qualified stock options to our named executive officers (other than Mr. Mosingo) under our 2014 Omnibus Incentive Plan. The performance-based restricted stock unit awards were to be settled in common shares if three-year performance goals based on our business plan were achieved and the shares issued after the performance goals were achieved would not be subject to further vesting requirements. Because of the transition in our leadership in 2014, and our falling stock price, however, we deferred awarding the performance-based restricted stock units until later in 2015.
Nonetheless, our Compensation Committee established a fixed number of underlying shares as the preliminary target incentive for each participating employee for both non-qualified stock options and restricted stock units. As noted above, the Committee determined to increase the total target value of equity incentives as a percentage of salary from the levels used in 2013 and 2012. The number of underlying shares was computed for 2014 based on this targeted value, allocated 50% to performance-based restricted stock units and 50% to non-qualified stock options, but then proportionately reduced so that equity grants settled in shares to all long-term incentive plan participants, other than our independent directors, would not use more than 500,000 shares per year.
We then granted the number of non-qualified stock options as so determined, (with an adjustment for one non-executive officer and an amount reserved for an open position), including to Messrs. Karp and Popov and Ms. Stipp. Those options vest over three years and provide no compensation unless our share price increases after the grant date.
Also, we awarded a cash payment of $150,000 to Ms. Stipp because her employment letter provides that she is eligible for a target performance opportunity to earn 150% of her base salary each year that she is employed by us. Because of our low stock price, decision to defer the award of restricted stock units to 2015 and decision to keep the non-qualified stock option awards consistent among our officers, Ms. Stipp’s annual cash incentive award and non-qualified stock options did not give her the opportunity to earn 150% of her base salary. Therefore, we authorized the cash payment in exchange for her waiver of this provision in her agreement for 2014. Mr. Popov's agreement will also require a waiver of the requirements to receive specific numbers of non-qualified stock options and performance-based restricted stock units in 2014, deferring the performance-based restricted stock unit awards by one year and lowering the fixed amount of stock options and performance-based restricted stock units provided in his employment letter and calculated at an earlier time. Mr. Mosingo's agreement will also require modification or a waiver of the requirement in his employment letter that he receive 62,500 performance-based phantom shares in 2014. See “2014 Equity-Based Awards” below for more information regarding our 2014 equity-based awards.
Our Board plans to continue to critically review our executive compensation arrangements. As part of this commitment and in response to shareholder approval at the 2009 annual meeting of a Say on Executive Pay proposal, our Board implemented a policy, beginning at the 2010 annual meeting, providing that shareholders will have the opportunity to vote on an advisory basis on whether to approve the compensation of our named executive officers. The outcome of the shareholder advisory vote is and will be considered by the Board and the Compensation Committee as they consider compensation policies and procedures going forward. The Board and the Compensation Committee considered the support for its executive compensation policies and decisions as reflected in the 2014 vote and resolved to continue to link our bonuses and equity incentives to our performance and business plan. The larger than usual negative vote in 2014 on the say on pay proposal was primarily the result of votes against all of our 2014 proposals by a significant Class B shareholder who also opposed the recapitalization that resulted in that shareholder no longer being a 5% owner of our common shares.
Some of our more significant compensation practices include the following:

•
Performance-Based Pay. As discussed above, our annual and long-term incentives are variable and tied to financial performance. As a result, a significant portion of the Chief Executive Officer’s salary and target bonus and equity incentive compensation was based on our performance in 2014.

•	No Supplemental Pension Plans. We do not have any supplemental pension plans for our current executive officers.

•
Omnibus Incentive Plan. Our 2014 Omnibus Incentive Plan permits awards that are settled in shares, helping to preserve our cash. In addition, the incentive can continue after the vesting date while the participant holds the shares. Furthermore, our Compensation Committee believes it is generally desirable to structure compensation plans and programs so as to qualify for the performance-based exemption from non-deductibility afforded under Section 162(m), and we received shareholder approval of the 2014 Omnibus Incentive Plan and its related material performance measures to permit awards under the 2014 Omnibus Incentive Plan to satisfy one of the conditions to such performance-based exemption. However, the Compensation Committee retains the discretion to establish executive compensation arrangements that it believes are consistent with its compensation principles and in the best interests of our company and shareholders, even if those arrangements are not fully deductible under Section 162(m). We have net operating loss carryforwards; current deductions simply increase those carryforwards.

•
Share Ownership Guidelines and Retention Policy Adopted. Our Board has adopted a share ownership policy. The policy’s guidelines provide for target levels of ownership of our shares with a market value of five times the CEO’s base salary, four times the Chief Business Development and Restructuring Officer’s base salary, three times the CFO’s base salary, one times the Executive Vice President Operations and Quality and other long-term incentive plan participants’ salaries and five times the outside directors’ annual cash retainers for Board service. The policy also requires officers and directors subject to the policy to retain 50% of the shares received under our equity incentive plan, net of any shares used to pay any exercise price or taxes related to the award, until such ownership guidelines are met. We believe this policy further aligns participants’ interests with those of our shareholders and provides a continuing incentive to increase shareholder value.

•
Compensation Risk Assessment. We conducted a compensation risk assessment and concluded that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on us.

•	Independent Compensation Committee. Each member of our Compensation Committee is independent as defined in The NASDAQ Market LLC’s rules.

•
Outside Compensation Consultant. The Compensation Committee uses the services of Exequity, LLP, an independent outside compensation consultant, from time to time to provide advice on compensation practices and levels, executive compensation design and award sizes, and performance measurement, among other things. The Compensation Committee assessed the independence of its advisor, Exequity, LLP, relative to the six factors defined by the SEC and NASDAQ and determined that Exequity, LLP is independent and without conflict of interest.

•
Trading Policy. Our Insider Trading Policy includes a policy prohibiting directors and designated employees, including the Chairman, President, Chief Financial Officer and employees reporting directly to them, from engaging in short sales of our common shares and they may not write, purchase, sell or otherwise trade in puts, calls or any other type of options on our common shares.

Compensation Philosophy
The Compensation Committee has adopted the following compensation philosophy statement:

•	We are a globally recognized brand, driven by our people around the world.

•	We want to be a results driven organization guided by global business processes and culture that help us attract and retain talented people.

•	We will offer total compensation that is competitive within each of our local markets and with a significant portion awarded based on level of performance.

•	We want to become the employer of choice through continual job challenge, development and recognition.
Process and Elements
The Compensation Committee’s process of reviewing the executive compensation program and setting the compensation levels of the executive officers named in the Summary Compensation Table (who are sometimes referred to as “named executive officers” or “NEOs”) involves several components. From time to time, as the Compensation Committee deems necessary, the Committee has its adviser update the competitive market data. See “Peer Group Comparisons” below. Typically, during the fourth or first quarter of each year, the Committee reviews competitive compensation practices and each NEO’s total compensation and determines its recommendations for NEO base salaries effective as of the beginning of the new year.
Our targeted annual cash incentives and the initial calculation of targeted long-term incentives are based on these salaries. Following an assessment of competitive market data for each position, including demands of potential new executives, the Committee assesses all information in its possession and makes recommendations for base salaries for each of the NEOs to the Board.

The Committee members also meet regularly with the NEOs at various times throughout the year, both formally within Board and Committee meetings and informally outside of Board and Committee meetings, which meetings help the Committee members assess each NEO’s performance. This was done in the first quarter of 2015 and the fourth quarter of 2013 (for 2015 and 2014 base salaries) in connection with the general review of NEO compensation.
Typically, during the first quarter of each year, in connection with its review of our financial results for the prior year, the Compensation Committee determines the prior year’s bonuses and approves the current year’s bonus. Typically, during the first or second quarter of each year, the Committee determines equity incentive awards for the year. Because of the transition in our leadership in 2014 and our falling stock price, we deferred awarding non-qualified stock options in 2014 until December and we deferred awarding performance-based restricted stock units until 2015. The Committee typically solicits input from all non-employee directors as to the Chief Executive Officer’s performance in the prior year. In addition, the CEO annually presents his evaluation of each NEO to the Committee, which includes a review of each officer’s contributions and performance over the past year, strengths, opportunities for improvement, development plans, and succession potential. The CEO also presents compensation recommendations for the Committee’s review and consideration. Following this presentation and an assessment of competitive market data for each position, including demands of potential new executives, the Committee assesses all information in its possession and makes decisions on each element of compensation (discussed below) for each of the NEOs, other than base salaries, which are set earlier.
The main elements of the NEOs’ compensation are salary, annual cash incentive opportunity, long-term incentives and retirement benefits. The Committee’s philosophy is to pay a base salary to attract and retain qualified executives and to allocate a significant portion of their total targeted compensation to performance-oriented incentives, to motivate them to meet specific performance objectives and increase shareholder value without taking excessive risks. Under this program, our NEOs are rewarded for their service to the company, the achievement of specific performance goals and the realization of increased shareholder value.

•
Base Salary. Around year end, the Committee reviews and establishes the base salaries of the NEOs. We typically review compensation data compiled and reviewed by the Committee’s consultant. For each NEO, the Committee takes into account the scope of each incumbent’s responsibilities and individual performance and the demands of new employees and third party candidates for a particular position and then typically tests the results from these factors against competitive compensation data, if available, and the salaries of our other executives. In making base salary decisions, the Committee is mindful of the issues inherent in maintaining internal pay equity while also ensuring that our compensation program remains able to attract and retain qualified executives. As we are committed to the principles of pay-for-performance, the Committee generally targets base salary changes, a non-variable element of compensation, to be approximately at the market median of our peer group, although our Chief Executive Officer’s salary has been below the market median and our Chief Financial Officer's salary has been slightly above the market median.

•	Annual Incentive Opportunity. During the first quarter of each year, the Committee establishes an annual cash incentive opportunity for each NEO. At that time, the Committee approves:

•	the overall company performance measures, goals and funding formulas for the year; and

•	any individual performance measures and goals for each NEO for the year; and

•	the target annual incentive opportunity for each NEO.
We target annual incentive compensation opportunities to be competitive with market medians. Actual performance results can yield incentive compensation results that fall below or above market medians. Stated another way, the compensation program can yield higher than market median compensation for higher performance and lower than market median compensation for lower performance. We discuss the performance measures, goals and results for 2014 and the performance measures and goals for 2015 later in this Compensation Discussion and Analysis.

•	Long-Term Incentives. The long-term incentive element of our compensation program is structured to:

•	motivate and reward the NEOs for performance aimed at increasing shareholder value over periods longer than one year;

•	link executives’ interests with those of shareholders;

•	retain executives over the longer term; and

•
provide incentives to achieve our performance goals, as the amount of the performance-based restricted stock unit portion of these awards is expected to vary based on the achievement of our performance goals.

•	Retirement Benefits. We provide retirement benefits to attract and retain employees and to encourage employees to save money for their retirement.
Our 2014 Omnibus Incentive Plan authorizes multiple types of awards, and performance-based restricted stock units and non-qualified stock options are expected to be used as our long-term incentive and retention vehicle. Performance-based restricted stock units result in the issuance of stock and cash if performance goals are met.
During the first quarter of 2014, the Committee established a target dollar amount of the annual and long-term incentive opportunity for each participating employee for 2014 equity incentives, which was expressed as a percent of base salary and was intended to represent an increase in the long-term incentive opportunities for our employees to move their total pay opportunities closer to the market median, recognizing that most of their pay opportunities will be based on our performance and stock price performance. The value was divided evenly between performance-based restricted stock units and non-qualified stock options. The number of underlying shares for each award was computed based on a Black-Scholes valuation for options and based on the market price for performance-based restricted stock units and proportionately reducing the resulting numbers of underlying shares so that equity grants to all long-term plan participants (including a reserve for unfilled positions) settled in shares, other than our independent directors, would not use more than 500,000 shares a year. Due primarily to the transition in our leadership in 2014, we did not grant non-qualified stock options in 2014 until December 2014, and because of the transition in our leadership in 2014 and our falling stock price, we deferred awarding the performance-based restricted stock units until 2015. The 2014 and 2015 awards to the NEOs are discussed later in this Compensation Discussion and Analysis.
Peer Group Comparisons
We decided not to increase salaries or target annual incentive opportunities for our NEOs in 2014 (except that effective July 1, 2014, Ms. Stipp's salary was increased by 3%, primarily reflecting a cost of living increase), although we did intend to increase the long-term incentive opportunities for our named executive officers to move their total pay opportunities closer to market medians.
To prepare for 2014 and 2015 pay determinations, we used a peer group of companies to determine a range of competitive compensation practices for our NEOs and certain other key executives. We had the Committee’s advisor update the peer group analysis in the third quarter of 2013 so the Committee could make recommendations regarding 2014 and 2015 base salaries and target annual and long-term incentive opportunities in the fourth quarter of the year or the first quarter of the following year. The Committee’s compensation consultant did a proxy analysis of the compensation of top officers at U.S.-based, publicly-traded industrial machinery companies with annual revenues ranging from approximately 50% to 200% of our 2012 net revenues, using the most recent data reported in these companies’ proxy statements. The 23 companies in the proxy analysis peer group, in descending order of revenues, were Actuant Corp., Watts Water Technologies Inc., Nordson Corporation, TriMas Corp., Barnes Group Inc., EnPro Industries Inc., CLARCOR Inc., Middleby Corp., Mueller Water Products Inc., Chart Industries Inc., Graco Inc., Blount International Inc., John Bean Technologies Corp, Circor International Inc., Albany International Corp., Tennant Co., Altra Holdings Inc., ESCO Technologies Inc., Standex International Corp., Columbus Mckinnon Corp., Foster (LB) Co., Xerium Technologies Inc., and Kaydon Corp. The revenues of the proxy analysis peer group companies for the most recently completed fiscal year end at the time of the July 2013 market analysis ranged from $475 million to $1.6 billion, with a median of $928 million. Tecumseh’s revenues for 2012 were $855 million.
While these peer group companies do not represent a perfect match for us in terms of products manufactured, the nature and size of their businesses place them in competition with us for executive and managerial talent. These are companies to which we could lose people and from which we could recruit people. We use the peer group data to determine competitive total compensation levels for base salary, annual incentives and long-term incentives. We review this data in making decisions on each of these elements of compensation for each executive, but we do not rigidly apply the competitive data in any way. In making compensation decisions for our executives, we consider company performance, individual performance and potential, prevailing market conditions (including compensation demands of third-party candidates for open positions) and the competitive compensation data. We do not, however, formally tie any specific elements of compensation to a benchmark.

2014 Salaries
In view of then current economic conditions and uncertainty, our performance and financial condition, and Mr. Connor’s recommendations, in early 2014, we did not increase Mr. Connor’s or Ms. Stipp's base salary for 2014, which salaries had been the same since 2011. These salaries were negotiated in connection with Mr. Connor’s appointment as our President and Chief Executive Officer in July 2011 and Ms. Stipp's employment letter in October 2011 when she first joined the Company. Effective July 1, 2014, however, Ms. Stipp’s base salary was increased three percent to $360,500.00, reflecting a cost of living increase. When Mr. Mosingo became our Executive Vice President Operations and Quality, we agreed to pay him an annual base salary of $375,000 (and we did not increase it when he became an executive officer) and a signing bonus of $50,000, and when Mr. Popov became our Chief Business Development and Restructuring Officer , we agreed to pay him an annual base salary of $400,000. Both of these base salary amounts and Mr. Mosingo’s signing bonus were based on negotiations with the applicable officer when we were trying to get him to work for us and based on the relation of his salary to those of our other executive officers. When Mr. Karp became our interim President and Chief Executive Officer, we agreed to pay him the same $500,000 base salary that Mr. Connor had been receiving, plus a $100,000 signing bonus, plus a continuation of the $60,000 a year retainer he had been receiving as a director of the Company, plus $75,000 of restricted stock units like those awarded to the outside directors at the time Mr. Karp became our interim President and Chief Executive Officer. We did not increase the salary when the “interim” was removed from his title, but we did pay him another $100,000 signing bonus and discontinued his $60,000 a year retainer payments. These base salary, retainer and restricted stock unit amounts and signing bonuses were based on negotiation s with Mr. Karp when we were trying to get him to work for us and based on the relation of his salary to those of our other executive officers and his lost director compensation when he agreed to become our interim President and Chief Executive Officer.

2014 Annual Cash Incentives
In 2014, our NEOs had the opportunity to earn annual cash incentives based on performance during the year. In the first quarter of 2014, the Compensation Committee established a target incentive for each participating employee, expressed as a percentage of his or her salary. We use a target incentive approach because it is a formal, goals-oriented method of determining incentives that is responsive to changing internal and external business conditions from year to year.
To make our annual cash incentives reflect our performance during 2014, the actual amount earned was determined based on meeting at least 80% of our EBITDA target of approximately $27.5 million, which would have been an improvement over 2013. If the approximately $22.0 million threshold EBITDA was not met, no amounts would be earned under these annual cash incentives. If the threshold EBITDA was met, the actual amount earned was based on our actual Free Cash Flow compared to our target Free Cash Flow of approximately $2.8 million, which would have been an improvement over 2013. If less than 80% of our target Free Cash Flow is met, the actual amount earned would be zero. Reaching 80% of the target Free Cash Flow produces a threshold payout of 50% of the target incentive opportunity; reaching 100% of the target Free Cash Flow produces a payout of 100% of the target incentive opportunity; and reaching 120% of the target Free Cash Flow produces a maximum payout of 150%

of the target incentive opportunity. Straight-line interpolation is used to determine the performance-payout relationship between the threshold and the maximum. In adopting these performance measures, the Committee sought to ensure that the NEOs would be focused on maximizing our EBITDA and Free Cash Flow.
The Compensation Committee had negative discretion to reduce by up to 50% the cash otherwise payable upon settlement of these annual cash incentives in the exercise of its sole discretion based on its subjective evaluation of the participating employee’s individual performance and the Company’s performance in achieving certain specific objectives during 2014 established by the Compensation Committee relating to sales, global manufacturing rationalization, liquidity and financing, continuing implementation of our product revitalization plans, labor negotiations, and expansion of our customer base and any non-recurring factors affecting EBITDA or Free Cash Flow. The Compensation Committee was to exercise its negative discretion on the date between January 1, 2015 and March 1, 2015 that the Compensation Committee determined whether the performance goals for 2014 had been met (the “2014 Determination Date”).
“EBITDA” means our 2014 fiscal year income (loss) from operations before interest, taxes, depreciation and amortization. EBITDA is determined to the nearest dollar.
“Free Cash Flow” means cash provided by or used in operating activities determined from our Consolidated Statements of Cash Flows for the year ending December 31, 2014 in the Cash Flows from Operating Activities section in accordance with United States Generally Accepted Accounting Principles, minus our 2014 capital expenditures determined from our Consolidated Statements of Cash Flows for the year ending December 31, 2014 in the Cash Flows from Investing Activities section in accordance with United States Generally Accepted Accounting Principles. Free Cash Flow was determined to the nearest dollar.
For 2014, the Compensation Committee established a target incentive opportunity for each participating employee under each annual cash incentive award, expressed as a percentage of his or her salary and that is the same as the percentage of salary used in 2013 and 2012, with the exception of Igor Popov who was not employed during those years and Harold Karp, whose target is the same as Jim Connor’s target was, except that Mr. Karp’s annual cash incentive award is prorated starting June 27, 2014. The 2014 target percentages for annual cash incentives for our NEOs are:

Executive Officer	Target Incentive
James J. Connor/Harold M. Karp*	80% of salary (prorated)
Jerry L. Mosingo	65% of salary
Igor Popov	70% of salary
Janice E. Stipp	65% of salary
*Mr. Connor resigned effective June 27,2014 and waived his right under his award, and Mr. Karp became eligible to participate at Mr. Connor's target incentive rate, but at an amount prorated from his June 27,2014 start date.
The following table illustrates the potential award amounts as a percentage of the target incentive for the threshold, target and maximum payouts:

Free Cash Flow	Maximum Percentage*
Below Threshold (approximately $2.24 million)	0%
Threshold (approximately $2.24 million; 80% of Target Goal)	50%
Target (approximately $2.8 million; 100% of Target Goal)	100%
Maximum (approximately $3.36 million; 120% of Target Goal)	150%
*Subject to the Committee's negative discretion as to 50% of the amount earned as otherwise determined.
If the EBITDA and Free Cash Flow thresholds were met, the cash incentive would equal (1) the participant’s salary, (2) multiplied by the participant’s target incentive percentage, and (3) then multiplied by a percentage between 50% and 150% (0% if the Free Cash Flow threshold was not met) based on the actual Free Cash Flow compared to the target Free Cash Flow, all subject to the Compensation Committee’s negative discretion.
The Compensation Committee determined that actual EBITDA for 2014 was $4.0 million, so no payout was earned for the annual cash incentive opportunity for 2014. The table below provides information about our actual 2014 EBITDA and the resulting percentages:

Actual EBITDA	Actual Percent
$4.0 million	0%
The 2014 target incentive percentages for our executive officers (other than Mr. Connor, who did not participate in the plan in 2014 due to his resignation effective June 27, 2014) and their actual cash incentive allocated to them for 2014 were:

Executive Officer	Target Incentive Percent	Actual Based on EBITDA
Harold M. Karp	80% of salary (prorated)	$0
Jerry L. Mosingo	65% of salary	$0
Igor Popov	70% of salary	$0
Janice E. Stipp	65% of salary	$0
We do not have a policy regarding adjustment of annual cash incentive payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the payment, except as provided in Section 3(b) of the 2014 Omnibus Incentive Plan, but we have not had such a restatement or adjustment. Section 3(b) of our 2014 Omnibus Incentive Plan provides that unless otherwise provided in an award agreement for a particular year, we retain the right to cause a forfeiture of any award, or the gain realized by a participant in connection with an award, on account of actions taken by the participant in violation or breach of or in conflict with any policy of or agreement with us or our affiliates, or as otherwise permitted by applicable laws and regulations, including the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

2014 Equity-Based Awards
We intended to increase the long-term incentive opportunities for our named executive officers to move their total pay opportunities closer to market medians, recognizing that most of their pay opportunities are based on our performance and our stock price performance. We expected to award performance-based restricted stock units and non-qualified stock options to our named executive officers (other than Mr. Mosingo) under our 2014 Omnibus Incentive Plan. The performance-based restricted stock unit awards were to be settled in common shares (now expected to be settled 75% in common shares and 25% in cash) if three-year performance goals based on our business plan was achieved and the shares issued after the performance goal is achieved would not be subject to further vesting requirements. If the performance goal was not achieved, the awards would have been forfeited.
The common shares (and now cash) issuable under the performance-based restricted stock units awards would have been issuable, if the performance was achieved, on the date between January 1, 2017 and March 15, 2017 (now expected to be deferred to 2018) that is after the Compensation Committee determined that the three-year performance goals had been met. Compared to our use of phantom performance shares previously, the performance-based restricted stock units are earned based only on achievement of corporate performance goals, the incentive continues after vesting while the participant holds the shares, which further facilitates retention of executive talent and preserves our cash. In addition, if dividends are paid on the Common Shares underlying performance-based restricted stock units, the Committee intends to provide in the award agreement that the shares underlying the performance-based restricted stock unit shall be increased by a number of additional common shares having a corresponding value based on the then current market value of the common shares at the time the dividend is paid. Because of the transition in our leadership in 2014, however, we deferred awarding the performance-based restricted stock units until 2015.
Nonetheless, our Compensation Committee established a fixed number of underlying shares as the preliminary target incentive for each participating employee for both non-qualified stock options and restricted stock units. As noted above, the Committee determined to increase the total target value of equity incentives as a percentage of salary from the levels used in 2013 and 2012. The number of underlying shares was computed based on (i) a target dollar amount of long-term incentives as a percentage of salary for each expected participant, (ii) allocating fifty percent of the target value of the target long-term equity incentives to performance-based restricted stock units and fifty percent as non-qualified stock options, (iii) determining the number of shares underlying performance-based restricted stock units based on the market price of the shares and the number of shares underlying non-qualified stock options based on a Black-Scholes valuation of the options assuming they were exercisable at that market price, and (iv) proportionately reducing the resulting numbers of underlying shares so that equity grants to all long-term incentive plan participants, other than our independent directors, would not use more than 500,000 shares per year. As a result of two potential additional participants, the Compensation Committee determined that the performance-based restricted stock units should be settled 75% in common shares and 25% in cash, to keep the equity issuance under these awards to no more than 500,000 shares per year. We determined to use a fixed number of shares each year to limit the number of shares subject to these awards (and the resulting dilution to existing shareholders), which will make the target value of the award each year vary with the market price of our shares.
We then granted the number of non-qualified stock options as so determined, including to Messrs. Karp and Popov and Ms. Stipp. Also, we awarded a cash payment of $150,000 to Ms. Stipp because her employment letter provides that she is eligible for a target performance opportunity to earn 150% of her base salary each year that she is employed by us. Because of our low stock price, decision to defer the award of restricted stock units to 2015 and decision to keep the non-qualified stock option awards consistent among our officers, Ms. Stipp’s annual cash incentive award and non-qualified stock options did not give her the opportunity to earn 150% of her base salary. Therefore, we authorized the cash payment in exchange for her waiver of this provision in her agreement for 2014. Mr. Popov's agreement will require a waiver of the requirements to receive specific numbers of non-qualified stock options and performance-based restricted stock units in 2014, deferring the performance-based restricted stock unit awards by one year and lowering the fixed amount of stock options and performance-based restricted stock units provided in his employment letter and calculated at an earlier time. Mr. Mosingo's agreement will also require modification or a waiver of the requirement in his employment letter that he receive 62,500 cash-settled, performance-based phantom shares in 2014.

Non-qualified stock options also align our NEOs interests with those of our shareholders because they provide no compensation unless our share price increases after the grant date (since they are granted with fair market value exercise prices on the date they are awarded). The stock options awarded in 2014 have a ten-year term and vest over three years, with one-third vesting on each of the first three anniversaries of the grant date. Unlike the stock appreciation rights we awarded prior to 2011, the stock options awarded in 2014 continue to provide an incentive to increase share prices even after exercise while the NEO holds the shares acquired upon exercise, because the 2014 stock options are exercisable for shares, not settled in cash as was the case with our previous stock appreciation rights.
The 2014 target long-term incentive percentages for performance-based restricted stock units and non-qualified stock option awards for our current executive officers used in the calculations described above were as follows, and the resulting calculations of the shares underlying non-qualified stock option and performance-based restricted stock units to be awarded to our NEOs (other than Mr. Mosingo, whose employment letter currently provides for a cash-settled, performance based phantom share grant instead, and other than Mr. Connor, who resigned before any awards were made) are as follows:

Executive Officer	Target Incentive	Non-Qualified Stock Options	Performance-based Restricted Stock Units*
Harold M. Karp	275% of salary	106,292	69.090**
Igor Popov	250% of salary	77,304	50,247
Janice E. Stipp	150% of salary	40,584	26,380
*As noted above, the awards of performance-based restricted stock units have been deferred to 2015.
**Mr. Karp also received an award of 1,742.0690 deferred stock units under our Outside Directors’ Deferred Stock Unit Plan when he became a director in January 2014. He also received an award of 15,625 restricted stock units under our 2014 Omnibus Incentive Plan on the date he became our interim President and Chief Executive Officer, which was the same date our other directors received restricted stock units as part of their annual retainers and which was on the same terms, replacing the portion of the retainer for serving as a non-employee director that Mr. Karp lost by assuming the role as our interim President and Chief Executive Officer. The Compensation Committee currently expects that this 15,625 restricted stock unit award will reduce the 2015 award of performance-based restricted stock units awarded to Mr. Karp.
The Compensation Committee has not yet finalized its decisions regarding performance-based restricted stock units and non-qualified stock option compensation for 2015 and, as described above, the actual amounts awarded have been proportionately reduced so total awards settled in shares to all long-term incentive plan participants, other than our independent directors, would not use more than 500,000 shares per year. Therefore, depending on the price of our common shares on the date of grant, the actual awards are likely to be lower in value than the indicated percentage of salary.
We have also adopted a share retention policy requiring NEOs to continue to hold 50% of the shares received under these awards, net of any shares used to pay any exercise prices or taxes related to these awards, until they meet their share ownership guidelines. The policy’s guidelines provide for target levels of ownership of our shares with a market value of five times the CEO’s base salary, four times the Chief Business Development and Restructuring Officer’s base salary, three times the CFO’s base salary and one times the Executive Vice President Operations and Quality base salary. This policy further aligns our NEOs interests with those of our shareholders and extends the incentive these awards provide.
We do not have a policy regarding adjustment of performance-based restricted stock unit payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the payment, except as provided in Section 3(b) of the 2014 Omnibus Incentive Plan, but we have not had such a restatement or adjustment. Section 3(b) of our 2014 Omnibus Incentive Plan provides that unless otherwise provided in an award agreement for a particular year, we retain the right to cause a forfeiture of any award, or the gain realized by a participant in connection with an award, on account of actions taken by the participant in violation or breach of or in conflict with any policy of or agreement with us or our affiliates, or as otherwise permitted by applicable laws and regulations, including the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act.
In addition, Section 9.7 of our Long-Term Incentive Cash Award Plan, under which awards prior to the adoption of our 2014 Omnibus Incentive Plan were made, provides that if our reported financial or operating results for one or more fiscal years become subject to a material negative restatement, our Board may require any current or former executive officer to repay us the amounts paid that would not have been paid if our results for the applicable year had been as subsequently restated. This right applies for five years after the date the amount was originally paid. This section applies to our previous Performance Awards and our performance Phantom Share awards.
In addition, our Chief Executive and Chief Financial Officers, who are required to make certifications regarding our financial statements filed in SEC reports, are subject to provisions of the Sarbanes-Oxley Act requiring reimbursement of any bonus or other incentive-based or equity-based compensation received during the 12 months following the issuance of financial statements that are later required to be restated due to our material noncompliance as a result of misconduct.
Retirement Benefits
Our NEOs participate in our Retirement Savings Plan (a 401(k) plan) on the same basis as other salaried employees. The Compensation Committee considers the value of benefits under these plans when determining other compensation.
We also have employment letters with each of our named executive officers, two of which (Mr. Karp’s and Mr. Popov’s) provide for termination benefits and one of which (Mr. Karp’s) provides for benefits upon a termination as a result of a change in control (but not just because a change in control occurs). See “Potential Payments Upon Termination or Change in Control” below for a description of these provisions. These agreements were entered into as a result of arm’s length negotiations and because they were necessary to attract these officers and retain them, provide them with specified minimum salaries and, in two cases, severance benefits. We believe that the change in control severance provision in Mr. Karp’s employment letter creates an incentive for him to engage in transactions in which we may be acquired in the future that may be beneficial to our shareholders, despite the risk of losing his employment. These benefits are also intended to encourage him to remain employed through any transition period relating to a change in control. If he resigns, he gets no severance under the agreement. These provisions also encourage executives to stay with us even though they might have other job alternatives that may appear to them to be less risky without these arrangements. Mr. Karp’s change in control severance provision is a “double trigger”, meaning that both a change in control and termination of employment must occur before severance is payable. Such an arrangement may also be more attractive to potential buyers, who may want to retain our executives or at least not pay them severance if they quit.
2015 Executive Compensation Arrangements
For 2015, in view of current economic conditions and uncertainty, our performance and financial condition, the fact that three of our four executive officers have joined us since the beginning of 2014, and Mr. Karp’s recommendations, management recommended, and the Committee agreed, the salaries of our executive officers in effect at December 31, 2014 would continue in 2015, except for an increase in Janice Stipp's salary effective April 1, 2015 to $380,000, as a result the Committee's subject review of her performance in her job, as well as her service to the Company since October 2011 without a salary increase, except for a 3% cost of living increase in 2014.
For 2015, we determined to continue to provide a similar annual cash incentive to our executives, including our current NEOs under the 2014 Omnibus Incentive Plan. Although the Compensation Committee has not finalized its decisions concerning annual cash incentive awards for 2015, we expect to make awards that include the same target incentive percentages for our NEOs, the same Free Cash Flow performance measure, an EBITDAR performance measure (similar to the EBITDA threshold used in 2014, except that it is expected to exclude impairments, restructuring charges and other items from the calculation, although the targets and the actual formula for calculating the cash incentive have not yet been set for 2015, and the same negative discretion in the Compensation Committee as in 2014, except that the Committee’s subjective evaluation of the participating employee’s individual performance and the Company’s performance in achieving specific objectives during 2015 established by the Compensation Committee are expected to relate to sales, global manufacturing rationalization, liquidity, financing, continuing implementation of product revitalization plans, labor negotiations, and expansion of our customer base, as well as non-recurring factors affecting EBITDAR or Free Cash Flow.
In addition, for 2014, award non-qualified stock options and performance-based restricted stock units on the terms and in the amounts described above under the caption “2014 Equity-Based Awards” except that Mr. Mosingo might participate in the non-qualified stock option grant in 2015 and 2016 performance-based restricted stock unit awards. The performance-based restricted stock unit awards are expected to be settled 25% in cash and 75% in common shares if the three- year performance goal based on our business plan (expected to be established in the second quarter of 2015) is achieved and the cash paid and shares issued after the performance goal is achieved are not expected to be subject to further vesting requirements. If the performance goal is not achieved, the awards are expected to be forfeited. The cash payable and common shares issuable under the performance-based restricted stock unit awards would be payable and issuable, if the performance is achieved, on the date between January 1, 2018 and March 15, 2018 that is after the Compensation Committee determines that the three-year performance goals have been met.
Section 162(m) of the Internal Revenue Code
Section 162(m) of the Internal Revenue Code limits to $1 million per year the federal income tax deduction to public corporations for compensation paid for any fiscal year to the company’s Chief Executive Officer and each of the other NEOs unless the compensation meets specified requirements that render the compensation performance-based. While the Compensation Committee believes it is generally desirable to structure compensation plans and programs so as to qualify for the performance-based exemption from non-deductibility afforded under Section 162(m) (and shareholder approval in 2014 of the 2014 Omnibus Incentive Plan and its related material performance measures permits awards under that plan to satisfy one of the conditions to such performance-based exemption), the Committee retains the discretion to establish executive compensation arrangements that it believes are consistent with its principles described earlier, and in the best interests of our company and shareholders, even if those arrangements are not fully deductible under Section 162(m). We have net operating loss carryforwards and deductions currently just increase those carryforwards.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on that review and those discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10‑K for the year ended December 31, 2014.
Presented by the members of the Compensation Committee of the Board of Directors:
Stephanie H. Boyse, Chairperson
Robert E. Rossiter
Terence C. Seikel
Summary Compensation Table
The following table sets forth information for the fiscal years ended December 31, 2014, 2013 and 2012 concerning compensation of (1) all individuals serving as our principal executive officer during the year ended December 31, 2014, (2) all individuals serving as our principal financial officer during 2014, (3) our other executive officers in 2014 who were serving as executive officers as of December 31, 2014 and whose total compensation exceeded $100,000, and (4) up to two additional individuals who were executive officers in 2014 and whose total compensation exceeded $100,000, but who were no longer serving as an executive officer as of December 31, 2014.

2014 SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compen-sation ($) (5)	Change in Pension Value and Non- qualified Deferred Compen-sation Earnings ($) (6)	All Other Compen-sation ($) (7)	Total ($)
Harold M. Karp (8)	2014	253,846	245,000	90,374	160,501	0	0	22,574	772,295
President and
Chief Executive Officer

Jerry L. Mosingo (9)	2014	350,962	50,000	0	0	0	0	7,800	408,762
Executive Vice President
Operations & Quality

Igor Popov (10)	2014	333,333	0	0	116,729	0	0	104,883	554,945
Chief Business Development
Restructuring Officer

Janice E. Stipp	2014	355,250	150,000	0	61,282	0	0	7,800	574,332
Executive Vice President,	2013	350,000	0	341,250	0	28,438	0	20,400	740,088
Chief Financial Officer	2012	350,000	0	341,250	0	227,500	0	20,000	938,750
Secretary and Treasurer

James J. Connor (11)	2014	250,000	0	0	0	0	1,463	865,730	1,117,193
Former President, Chief	2013	500,000	0	600,000	0	50,000	25,626	20,400	1,196,026
Executive Officer and Secretary	2012	500,000	0	600,000	0	400,000	27,953	20,000	1,547,953

(1)
Salary includes any amounts deferred at the officer’s election and contributed on his behalf to our Retirement Savings Plan (a 401(k) plan). The salary for Ms. Stipp has been increased to $380,000 effective April 1, 2015.

(2)
Bonus includes $200,000 for Mr. Karp and $50,000 for Mr. Mosingo paid as signing bonuses for 2014. Bonus also includes $150,000 for Ms. Stipp in exchange for a waiver for 2014 of an incentive compensation provision in her employment letter. Bonus also includes $45,000 of cash retainer fees payable to Mr. Karp as a non-employee director and continuing while he was our interim President and Chief Executive Officer, June 27, 2014 until September 18, 2014.

(3)
For Mr. Karp in 2014, the amount represents the grant date fair value with respect to restricted stock units, settleable 25% in cash and 75% in common shares, awarded under our 2014 Omnibus Incentive Plan at the same time similar awards were made to our non-employee directors and deferred stock units awarded, settleable in cash, awarded under our Outside Directors Deferred Stock Unit Plan. See Note 10 of the Notes to Consolidated Financial Statements in our 2014 Annual Report on Form 10‑K for assumptions made in valuing restricted stock units and deferred stock units. For Ms. Stipp and Mr. Connor in 2013 and 2012, the amount represents the grant date fair value with respect to performance phantom shares, settleable only in cash, awarded under our Long-Term Cash Incentive Plan. See Note 10 of the Notes to Consolidated Financial Statements in our 2014 Annual Report on Form 10-K for assumptions made in valuing performance phantom shares. The value of performance phantom shares granted to our NEOs in 2013 at the grant date assuming that the highest level of performance conditions will be achieved was as follows: Mr. Connor -- $750,000; and Ms. Stipp -- $426,562.50. Because actual Adjusted ROC was less than 80% of the Adjusted ROC target and the Compensation Committee exercised its discretion to award a 25% discretionary portion of the performance phantom share awards, these awards for 2013 were at 12.5% of the target level, which was lower than the amount shown in the Summary Compensation Table, based on the grant date share price.

(4)
Amount represents the grant date fair value with respect to non-qualified stock options awarded under our 2014 Omnibus Incentive Plan. See Note 10 of the Notes to Consolidated Financial Statements in our 2014 Annual Report on Form 10-K for assumptions made in valuing non-qualified stock options. Mr. Mosingo’s employment letter entitled him to an a ward of 62,500 performance phantom shares equivalent to 150% of his base salary ($562,500), but they were not awarded in 2014. Mr. Mosingo's agreement will require modification or waiver of this requirement in his employment letter. Mr. Popov’s employment letter entitled him to an award of 80,728 non-qualified stock options and 46,822 performance-based restricted stock units in 2014. Mr. Popov's agreement will require a waiver of the requirements to receive these specific amounts of non-qualified stock options and performance-based restricted stock units in 2014, deferring the performance-based restricted stock unit awards by one year and lowering the fixed amount of stock options and performance-based restricted stock units provided in his employment letter and calculated at an earlier time.

(5)	Non-equity incentive plan compensation for 2014 consists of cash Performance Unit Awards under our 2014 Omnibus Incentive Plan.

(6)	The material assumptions we used in computing the changes in pension value shown in the Summary Compensation Table are listed after the Pension Benefits Table below.

(7)
Amounts include our required contribution to the Retirement Savings Plan: Mr. Karp -$,4560; Mr. Mosingo -$7,800; Mr. Popov - $7,800; Ms. Stipp - $7,800; and Mr. Connor - $7,800. Also, for Mr. Karp, the amounts include $3,564 for reimbursement for relocation expenses related to moving to Michigan, including the costs of purchasing, carrying and selling his Huntsville, Alabama home in 2014, $7,500 for reimbursement for apartment rental in close proximity to our headquarters until he finds a home in Michigan, and $6,950.25 for reimbursement for weekly, round-trip travel on weekends for himself, or for his wife to visit Ann Arbor, Michigan. Amounts for Mr. Popov, the amounts include $84,045.45 for reimbursement for relocation expenses related to moving to Michigan, including the cost of selling his Hingham, Massachusetts home in 2014, $5,857.22 for reimbursement for temporary lodging until he found a home in Michigan, and $7,180.28 for reimbursement for home visits. Amounts for Mr. Connor also include (i) $835,000 payable to Mr. Connor over 20 months under his General Release of All Claims and Standstill Agreement in connection with his resignation, (ii) $22,930 for our payment of COBRA premiums, including any administrative fees, paid on a monthly basis for 18 months after Mr. Connor’s resignation or until he obtains full-time employment. See “Additional Information About Summary Compensation Table and 2014 Grants of Plan Based Awards - Mr. Connor’s General Release of All Claims and Standstill Agreement.”

(8)
Mr. Karp became one of our directors effective January 23, 2014, our interim President and Chief Executive Officer effective June 27, 2014 and our President and Chief Executive Officer effective September 18, 2014.

(9)	Mr. Mosingo became our Executive Vice President Operations and Quality effective January 27, 2014 and an executive officer effective August 4, 2014.

(10)	Mr. Popov became our Chief Business Development and Restructuring Officer effective March 1, 2014.

(11)
Mr. Connor resigned from all of his positions with us effective June 27, 2014. Mr. Connor received the phantom share award for 2013 and the non-equity incentive plan award of $50,000. He forfeited two-thirds of the 2013 phantom share awards, one-third of the 2012 phantom share awards and his stock appreciation rights when he resigned, but he received $835,000, plus payment of up to 18 months of COBRA payments and retention of his cell phone number under his General Release of All Claims and Standstill Agreement. See “Additional Information About Summary Compensation Table and 2014 Grants of Plan Based Awards - Mr. Connor’s General Release of All Claims and Standstill Agreement.”

Grants of Plan-Based Awards
This table provides information about each grant of an award made to our executive officers named in the Summary Compensation Table in 2014 under any plan:

2014 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock, Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Shares Securities Underlying Options (3)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	#	#	($/Sh)	($)
Harold M. Karp		$51,507	$206,027	$309,041	—	—	$—	$—
	01/23/14	$—	$—	$—	1,742.069	—	$—	$15,374
	06/27/14	$—	$—	$—	15,625	—	$—	$75,000
	12/05/14	$—	$—	$—	—	106,292	$3.06	$160,501

Jerry L. Mosingo		$60,938	$243,750	$365,625	—	—	$—	$—

Igor Popov		$70,000	$280,000	$420,000	—	—	$—	$—
	12/05/14	$—	$—	$—	—	77,304	$3.06	116,729

Janice E. Stipp		$56,875	$227,500	$341,250	—	—	$—	$—
	12/05/14	$—	$—	$—	—	40,584	$3.06	$61,282

James J. Connor		$100,000	$400,000	$600,000	—	—	$—	$—
(1)    Potential annual cash incentives our executives could have earned for 2014 under Performance Unit Awards granted under our 2014 Omnibus Incentive Plan. The threshold amounts assume that the Compensation Committee exercises its maximum negative discretion to reduce awards by 50%, and the target and maximum amounts assume no exercise of negative discretion by the Compensation Committee awards. The actual amounts they earned are reported in the Summary Compensation Table. See “Compensation Discussion and Analysis - 2014 Cash Incentives” for a description of the material terms of the Performance Unit Awards granted in 2014. Mr. Connor did not receive any payment under his award because of his resignation, but he received $835,000, plus payment of his COBRA premiums for 18 months (or until he obtains full-time employment) under his General Release of All Claims and Standstill Agreement. See “Additional Information About Summary Compensation Table and 2014 Grants of Plan Based Awards - Mr. Connor’s General Release of All Claims and Standstill Agreement.” Mr. Karp’s annual cash incentive is prorated from June 27, 2014, the day he became our interim President and Chief Executive Officer.
(2)    Deferred stock units awarded to Mr. Karp on January 23, 2014, settleable in cash upon termination of his service as a director (assuming the director’s service is not terminated for any “reason” as defined in the plan (generally, breach of policies, failure to perform duties, conviction of various crimes, embezzlement or materially injuring the company, its personnel or its property)), and were awarded under our Outside Directors Deferred Stock Unit Plan. Also, restricted stock units granted to Mr. Karp on June 27, 2014, vesting immediately before the annual meeting, settleable 25% in cash and 75% in common shares, and were awarded under our 2014 Omnibus Incentive Plan at the same time similar awards were made to our non-employee directors.
(3)    Non-qualified stock options granted to three of our four executive officers in December 2014. The non-qualified stock options vest in one-third cumulative annual increments beginning December 5, 2015. See “Compensation Discussion and Analysis - 2014 Equity-Based Awards” for a description of the material terms of the non-qualified stock options awarded in 2014. Mr. Connor did not receive a 2014 award because of his resignation before the options were granted, but he received $835,000, plus payment of his COBRA premiums for 18 months (or until he obtains full-time employment) under his General Release of All Claims and Standstill Agreement. See “Additional Information About Summary Compensation Table and 2014 Grants of Plan Based Awards - Mr. Connor’s General Release of All Claims and Standstill Agreement.” Mr. Mosingo’s employment letter entitled him to an award of 62,500 performance phantom shares equivalent to 150% of his base salary ($562,500), but they were not awarded in 2014. Mr. Mosingo’s agreement will require modification or waiver of this requirement in his employment letter.. Mr. Popov’s employment letter entitled him to an award of 80,728 non-qualified stock options and 46,822 performance-based restricted stock units in 2014. Mr. Popov’s agreement will require a waiver of the requirements to receive these specific amounts of non-qualified stock options and performance-based restricted stock units in 2014, deferring the performance-based restricted stock units awards by one year and lowering the fixed amount of stock options and performance-based restricted stock units provided in his employment letter and calculated at an earlier time.
Additional Information about the Summary Compensation Table and 2014 Grants of Plan-Based Awards
Shareholders should review the information in the Summary Compensation Table and the Grants of Plan-Based Awards Table, as well as the additional tables that follow, in conjunction with our Compensation Discussion and Analysis. The Compensation Discussion and Analysis provides detailed information about, and analysis of, our annual and long-term incentive plan compensation programs and compensation decisions for 2014 and includes a discussion of our compensation philosophy, objectives and policies that guide these decisions. In order to better understand the terms of our plans and programs under which the compensation shown in the Summary Compensation Table was earned, shareholders should also consider the additional information we provide below about arrangements with our executives.

Mr. Connor’s General Release of All Claims and Standstill Agreement
Effective June 27, 2014, Mr. Connor, our then President, Chief Executive Officer and Secretary, resigned and he entered into a General Release of All Claims and Standstill Agreement with us. Pursuant to the agreement, in consideration of (i) $835,000, payable to Mr. Connor over 20 months (accelerated upon a Change in Control), (ii) payment or reimbursement of his COBRA premiums, including any administrative fees, paid monthly until the earlier of Mr. Connor obtaining full-time employment and the expiration of 18 months after his termination, and (iii) Mr. Connor’s retention of his cellular telephone number, Mr.  Connor released all of his claims to compensation and benefits, including any termination payments, stock appreciation rights or phantom shares. See “Potential Payments on Termination or Change in Control - Mr. Connor’s General Release of All Claims and Standstill Agreement” for a description of the General Release of All Claims and Standstill Agreement between us and Mr. Connor and the payments to him in connection with the termination of his employment.
Mr. Karp’s Employment Letters
On June 27, 2014 and September 24, 2014, we entered into letter agreements with Harold M. Karp providing for his at will employment beginning June 27, 2014 as our interim President and Chief Executive Officer and beginning September 18, 2014 as or President and Chief Executive Officer. The second letter amends and restates the first letter. The following is a summary of the principal terms of the agreement:
Compensation. Mr. Karp is entitled to compensation as follows:

•	$500,000 annual salary;

•
$100,000 signing bonus with each letter ($200,000 total), and continuation while he was interim President and Chief Executive Officer, from June 27, 2014 until September 18, 2014, of the cash retainer of $60,000 a year he was receiving as a non-employee director, and an award of restricted stock units with a value of $75,000, vesting immediately before the 2015 annual meeting of shareholders as long as he remains on our board and settled 25% in cash and 75% in common shares, just like the non-employee directors received on the same date;

•
While employed by us, eligible to participate in for our annual cash incentive opportunity, prorated in 2014 from June 27, 2014, with a target annual cash incentive opportunity to earn 80% of his base salary;

•
While employed by us, eligible to receive non-qualified stock options as may be approved for our executives by the Compensation Committee; in 2014, 2015 and 2016 he is entitled to receive non-qualified stock options as determined by the Compensation Committee, vesting 1/3 per year starting one year from grant, subject to the terms of the letter agreement and the 2014 Omnibus Incentive Plan;

•
While employed by us, eligible to receive performance-based restricted stock unit awards as may be approved for our executives by the Compensation Committee; in 2015, 2016 and 2017 he is entitled to receive performance-based restricted stock units vesting after the end of 2017 when the Compensation Committee determines whether certain goals have been achieved, subject to the terms of the letter agreement and the 2014 Omnibus Incentive Plan;

•
Upon termination of his employment without Cause or his resignation for Good Reason, he would receive an amount equal to one year of his base salary and target cash incentive (payable on regular payroll dates) plus one year of COBRA benefits, and any unvested non-qualified stock options and performance-based restricted stock units would immediately be canceled, with vested amounts subject to the conditions of the 2014 Omnibus Incentive Plan;

•
Upon termination of his employment for Cause, death, Disability, or resignation without Good Reason, he would not be entitled to receive any further compensation or payments, except for earned, but unpaid base salary or previously awarded and vested, but unpaid annual cash incentive payments; any unvested non-qualified stock options and performance-based restricted stock units would immediately be canceled, with vested amounts subject to the conditions of the 2014 Omnibus Incentive Plan;

•
In the event of a Change in Control and termination of his employment by the successor as a result of the Change in Control, he would receive an amount equal to two years of his base salary and target cash incentive (payable no later than 60 days after termination of his employment); any unvested non-qualified stock options and performance-based restricted stock units would immediately be canceled, with vested amounts subject to the conditions of the 2014 Omnibus Incentive Plan;

•
Eligible for relocation benefits consistent with our Domestic Relocation Policy and Addendum related to moving to Michigan, including the costs of purchasing, carrying and selling his Huntsville, Alabama home; for a period ending on or before March 18, 2015, reimbursement for apartment rental near our headquarters until he finds a home in Michigan; and weekly round-trip travel on weekends for him or his wife between Hunstville, Alabama and Ann Arbor, Michigan; and

•	Four weeks of vacation, group insurance and participation in our 401(k) plan.
Mr. Mosingo’s Employment Letter
On January 30, 2014, we entered into a letter agreement with Jerry L. Mosingo providing for his at will employment beginning January 27, 2014 as our Executive Vice President Operations and Quality. The letter states that it is anticipated that he will take 24 to 36 months to accomplish certain operational goals and, therefore, his employment with us will terminate after a maximum of 36 months unless there is a mutual agreement to further extend this period or convert the relationship to a regular arrangement. The following is a summary of the principal terms of the agreement:
Compensation. Mr. Mosingo is entitled to compensation as follows:

•	$375,000 annual salary, plus a $50,000 signing bonus;

•
While employed by us, eligible to participate in our short-term annual incentive plan, with a target annual cash incentive opportunity to earn 65% of his base salary, subject to achievement of financial and individual metrics including full year consideration for 2014;

•
He is also eligible for a long-term incentive opportunity awarded and expressed as a grant of 62,500 phantom shares equivalent to 150% of his base salary ($562,500); as his term of employment is expected to last 24-36 months, the phantom shares were to vest based on accomplishment of goals agreed between the Chief Executive Officer, Chief Business Development and Restructuring Officer and Mr. Mosingo in the first 90 days of employment; Mr. Mosingo's agreement will require modification or waiver of this requirement in his employment letter; and

•	Four weeks of vacation, group insurance and participation in our 401(k) plan.

Mr. Popov’s Employment Letter
On February 28, 2014, we entered into a letter agreement with Igor Popov providing for his at will employment beginning March 1, 2014 as our Chief Business Development and Restructuring Officer. The following is a summary of the principal terms of the agreement:
Compensation. Mr. Popov is entitled to compensation as follows:

•	$400,000 annual salary;

•
While employed by us, eligible for our annual cash incentive opportunity and long-term incentive opportunity for 2014, 2015 and 2016 with a target annual cash incentive opportunity to earn 70% of his base salary; while employed by us, in 2014, 2015 and 2016, he was to be awarded non-qualified stock options to purchase 80,728 shares and 46,822 performance-based restricted stock units; the 2014, 2015 and 2016 non-qualified stock options will vest one third each year following the date of grant, and the 2014, 2015 and 2016 performance-based restricted stock units will vest after the end of 2016, if and when our Compensation Committee determines that the applicable goals have been achieved; Mr. Popov’s agreement will require a waiver of the requirements to receive these specific amounts of non-qualified stock options and performance-based restricted stock units in 2014, deferring the performance-based restricted stock units awards by one year and lowering the fixed amount of stock options and performance-based restricted stock units provided in his employment letter and calculated at an earlier time;

•
Upon termination of his employment, other than because of death, disability, termination by us for cause or termination by him without our consent, he would receive an amount equal to his base salary for the greater of six months or through the date that is 18 months after his start date;

•
Upon termination of his employment on or before February 28, 2017, other than because of death, disability, termination by us for cause or termination by him without our consent, we will relocate him to the northeastern United States in accordance with the terms of our Domestic Relocation Policy as in effect at the time of termination; and

•	Four weeks of vacation, group insurance and participation in our 401(k) plan.
Ms. Stipp’s Employment Letter
On October 10, 2011, we entered into a letter agreement with Janice E. Stipp providing for her at will employment beginning October 17, 2011 as our Chief Financial Officer (currently our Executive Vice President, Chief Financial Officer, Secretary and Treasurer). The following is a summary of the principal terms of the agreement:
Compensation. Ms. Stipp is entitled to compensation as follows:

•	$350,00 annual salary;

•
Eligible for our incentive plan for 2012 and subsequent years with a target performance opportunity to earn 150% of her base salary or higher, and if any bonus was awarded for 2011, we were required to ensure that she was treated no less favorably than her peers for the period October to December 2011;

•	A $20,000 signing bonus (paid in 2011); and

•	Four weeks of vacation and group insurance.
2014 Cash Performance Awards and Non-Qualified Stock Option Awards [RSUs Deferred to 2015]
Each NEO was eligible in 2014 to earn an annual cash incentive based on corporate objectives through annual cash Performance Unit Awards awarded under our 2014 Omnibus Incentive Plan. For annual cash Performance Unit Awards, not later than 90 days after the start of each year, our Compensation Committee will establish targeted group allocations and targeted financial results, and may establish targeted individual allocations, for that year. In 2014, however, Mr. Karp’s award was not made until he became our permanent President and Chief Executive Officer in September 2014. Actual annual cash incentives for that year will be based on the attainment of specified types and combinations of performance measurement criteria, which may differ as to various employees or classes of employees, and from time to time. The criteria under the plan may include, without limitation:

•	achieving a level of Company’s gross or net revenues or sales, new sales, internal revenue growth or cost of sales (including sales performance and achieving sales quotas);

•
achieving a level of earnings (including gross earnings; earnings before certain items, such as interest, taxes, depreciation, or amortization, or EBITDA, or other adjustments as determined by the Committee (including impairments, restructuring charges, and other items, discontinued operations, non-core business operating income, gain (loss) on disposal of fixed assets, including property, plant and equipment, non-operating income (expense), contingency expenses or settlements, non-recurring income (expense), share-based compensation expense, incentive compensation expense, commodity price change effect and foreign exchange effect); or earnings per share);

•
achieving a level of income (including net income, income from continuing operations, operating income, or income before consideration of certain factors, such as overhead or any of the items described in the prior bullet) or a level of gross profits, operating or gross margin, or a level of economic value added for the Company, an Affiliate, or a business unit;

•	achieving a return on the Company’s (or an Affiliate’s) sales, revenues, capital, assets, or shareholders’ equity;

•	achieving a level of appreciation in the price of the Common Shares;

•	achieving a level of market share;

•	achieving a Share price, or a Share price return relative to specified stock market indices or other benchmarks, including peer companies, over a specified period;

•	achieving a level of earnings or income performance relative to peer companies over a specified period;

•	achieving specified reductions in costs or targeted levels of costs;

•	achieving specified improvements in collection of outstanding accounts or specified reductions in non-performing debts or achieving an average accounts receivable target;

•	achieving a level of cash flow (including free cash flow, cash flow from operating activities, or cash flow from operating activities minus cash flows from investing activities);

•	introducing one or more products into one or more new markets;

•
acquiring a prescribed number of (or sales volume related to) new customers in a line of business, or maintaining a prescribed number of (or sales volume related to) existing customers or achieving a level of customer satisfaction;

•	achieving a level of productivity within one or more business units;

•	completing specified projects within or below the applicable budget;

•	completing acquisitions or dispositions of other businesses or assets, or integrating acquired businesses or assets;

•	expanding into other markets;

•	scientific or regulatory achievements;

•	achieving a debt to equity ratio;

•	achieving a level of working capital; and

•
implementation, completion or attainment of measurable objectives with respect to research, development, patents, inventions, products, projects, asset utilization or facilities and other key performance indicators.

Annual cash incentives awarded for 2014 were based on achieving a threshold level of EBITDA and Free Cash Flow goals and the Compensation Committee’s negative discretion to reduce awards by up to 50%, based on its subjective evaluation of the participating employee’s individual performance and Tecumseh’s performance in achieving the certain specific objectives during 2014 established by the Compensation Committee relating to sales, global manufacturing rationalization, liquidity and financing, continuing implementation of our product revitalization plans, labor negotiations, and expansion of our customer base and any non-recurring factors affecting EBITDA or Free Cash Flow, all as described in “Compensation Discussion and Analysis -2014 Annual Cash Incentives”. The performance measures under the 2014 Omnibus Incentive Plan have been approved by shareholders, satisfying one requirement for qualifying these annual cash incentives paid under the plan as performance based for Section 162(m) purposes.
After the year is completed, each participant’s actual annual cash incentives is computed on the basis of actual performance using the performance measures and goals and the calculation methodology established by the Committee at the beginning of the year and the Committee’s discretion. For non-qualified stock options awarded under the plan, the Compensation Committee may determine the terms and conditions applicable to non-qualified stock options awarded under the plan and may impose such conditions on the issuance of the underlying common shares as it deems appropriate. The Committee also provides the times and conditions for vesting of non-qualified stock option awards under the plan. Non-qualified stock option awards provide for the issuance of common shares on the date of exercise of vested stock options. The options granted in 2014 expire after 10 years and vest on one-third cumulative annual installments beginning December 5, 2015. Upon termination of the participant’s employment, the unvested portion of the option terminates and the vested portion expires (i) 90 days after termination for any reason other than death, disability, retirement or termination by us for cause, (ii) one year after termination due to death, disability or retirement, and (iii) upon termination by us for cause. For a description of annual cash incentives and non-qualified stock option awards for 2014, including their material terms, the NEOs participating in the awards, the performance conditions, criteria and goals, the formula for determining actual awards and amounts payable, the vesting schedule for non-qualified stock options and the actual awards for 2014, see “Compensation Discussion and Analysis - 2014 Annual Cash Incentives” and - 2014 Equity-Based Awards” and the notes to the table under the caption “Grants of Plan-Based Awards.”

Retirement Savings Plan Contributions
Our Retirement Savings Plan (a 401(k) plan) requires us to make annual contributions to each employee’s account in an amount computed by reference to federal income tax laws and regulations. In addition, we used a portion of the funds that reverted to us on termination of our previous salaried retirement plan to make discretionary contributions starting in 2008 and ending in 2014. Making these contributions results in more favorable federal income tax treatment for us with respect to the reversion than would otherwise be the case.

Outstanding Equity Awards
This table provides information about our NEOs’ outstanding phantom shares under the Long-Term Incentive Cash Award Plan, deferred stock units under our Outside Directors Deferred Stock Unit Plan, and restricted stock units and non-qualified stock options outstanding under our 2014 Omnibus Incentive Plan as of December 31, 2014.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

	Option Awards (1)						Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expira-tion Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Harold M. Karp	—	(4)	106,292	(4)	3.06	12/05/24	—		—	—	—
	—		—		—		1,742,069	(5)	5,383	—	—
	—		—		—		15,625	(6)	48,281	—	—

Jerry L. Mosingo (7)	—		—		—		—		—	—	—

Igor Popov (8)	—	(4)	77,304	(4)	3.06	12/05/24	—		—	—	—

Janice E. Stipp	—	(4)	40,584	(4)	3.06	12/05/24	—		—	—	—
	—		—		—		1,576	(9)	4,870	—	—

James J. Connor (10)	—		—		—		—		—	—	—

(1)	Non-qualified stock options awarded under our 2014 Omnibus Incentive Plan.

(2)
For Mr. Karp, deferred stock units granted under our Outside Director Deferred Stock Unit Plan and restricted stock units granted under our 2014 Omnibus Incentive Plan. For Ms. Stipp, phantom shares, settled only in cash, awarded under our Long-Term Cash Incentive Plan. Each unit is the economic equivalent of one common share.

(3)	Based on the closing price of our common shares on The Nasdaq Stock Market on the last trading day of 2014 $3.09.

(4)	Non-qualified stock options vesting in one-third cumulative annual installments beginning December 5, 2015.

(5)
Deferred stock units, fully vested when awarded, except that they are forfeited if the director’s service on our Board is terminated, voluntarily or otherwise, for any “reason,” as defined in the plan (generally, breach of policies, failure to perform duties, conviction of various crimes, embezzlement or materially injuring the company, its personnel or its property). Deferred stock units in a director’s account are paid out in cash, based on the then current market value of the common shares, or the date the director ceases to be a director for any reason and there is a separation from service.

(6)
Restricted stock units vesting immediately before the 2015 annual meeting of shareholders as long as Mr. Karp remains on our Board of Directors on that date, and settled 75% in common shares and 25% in cash.

(7)
Mr. Mosingo’s employment letter entitled him to an award of 62,500 performance phantom shares equivalent to 150% of his base salary ($562,500). Mr. Mosingo's agreement will require modification or waiver of this requirement in his employment letter.

(8)
Mr. Popov’s employment letter entitled him to an award of 80,728 non-qualified stock options and 46,822 performance-based restricted stock units in 2014. Mr. Popov’s agreement will require a waiver of the requirements to receive these specific amounts of non-qualified stock options and performance-based restricted stock units in 2014, deferring the performance-based restricted stock units awards by one year and lowering the fixed amount of stock options and performance-based restricted stock units provided in his employment letter and calculated at an earlier time.

(9)	Phantom shares vesting and payable on December 31, 2015.

(10)
Effective June 27, 2014, Mr. Connor’s employment as our President, Chief Executive Officer and Secretary and his service as one of our directors terminated and he entered into a General Release of All Claims and Standstill Agreement with us in connection with his termination of employment. Under the Agreement, Mr. Connor receives $835,000 over 20 months, payment of his COBRA premiums for 18 months (or until he obtains full-time employment) and retention of his cellular telephone number, in exchange for, among other things, releasing us from all claims, rights and liabilities arising out of his employment relationship with us or relating to his compensation, including his previously vested stock appreciation rights (all of which had vested by then) and his unvested phantom shares, and any other event or obligations that occurred or existed before the date of termination of his employment, except for some indemnification rights.

Option Exercises and Stock Vested Table
The following table sets forth information concerning each exercise of stock options or SARs and each vesting of stock, including phantom shares, during the year ended December 31, 2014 by each of our executive officers named in the Summary Compensation Table above on an aggregated basis:
OPTION EXERCISES AND STOCK VESTED – YEAR ENDED DECEMBER 31, 2014

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($) (1)	(#)	($) (1)
Harold M. Karp	0	0	0	0
Jerry L. Mosingo	0	0	0	0
Igor Popov	0	0	0	0
Janice E. Stipp	0	0	27,201	91,632
James J. Connor*	0	0	2,772	21,899
(1) “Value Realized” represents the market price of the underlying securities at exercise or vesting, as applicable, based on the closing sale price on the date of exercise or vesting, minus (for stock options or stock appreciation rights) the aggregate exercise or base price of the stock options or stock appreciation rights.
* Effective June 27, 2014, Mr. Connor’s employment as our President, Chief Executive Officer and Secretary and his service as one of our directors terminated and he entered into a General Release of All Claims and Standstill Agreement with us in connection with his termination of employment. Under the Agreement, Mr. Connor receives $835,000 over 20 months, payment of his COBRA premiums for 18 months (or until he obtains full-time employment) and retention of his cellular telephone number, in exchange for, among other things, releasing us from all claims, rights and liabilities arising out of his employment relationship with us or relating to his compensation, including his previously vested stock appreciation rights (all of which had vested by then) and his unvested phantom shares, and any other event or obligations that occurred or existed before the date of termination of his employment, except for some indemnification rights. One-third of his performance phantom shares had already been awarded, vested and settled in 2014 before he resigned.

Retirement Plans
Our retirement plan is a broad-based (available to all full time regular salaried and hourly employees in the United States, but frozen so as not to include any employee hired after January 15, 2011), noncontributory, tax-qualified defined benefit plan. Effective January 1, 2014, we have frozen the pension benefits provided to our salaried pension plan participants. Effective July 1, 2014, we have frozen the pension benefits provided to our hourly employees. This means that: (i) hourly pension plan participants will not earn any additional benefit service under the plan after June 30, 2014 for purposes of accruing additional plan benefits. (ii)salaried pension plan participants will not earn any additional years of benefit service under the plan after December 31, 2013 for purposes of accruing additional plan benefits; and (iii) no pay increases/decreases that salaried pension plan participants earn after December 31, 2013 will be taken into account in determining their plan benefits. Vesting service and benefit service continue to be earned for purposes of eligibility for the plan’s early retirement Benefit.

The plan provides benefits in the event of normal (i.e., at age 65), early, deferred or disability retirement. Upon a participant’s death, the plan provides a surviving spouse pension. Participants are vested after five years of credited service for hourly employees and after three years of credited service for salaried employees.
As of April 30, 2007 our previous qualified defined benefit plan for salaried employees was terminated and replaced with a new qualified defined benefit plan. The new plan provides two separately defined pension benefits for salaried employees. The first is a retirement benefit in the form of a lifetime pension that is actuarially equivalent to the lump sum value of 10.5% of the participant’s average base salary over the 60 months immediately before his or her retirement date, multiplied by years of credited service after April 30, 2007 (up to a maximum of 35 years in total, from both the terminated plan and the new plan) payable at age 65. The second retirement benefit under the new plan is a pension equal to the amount by which the benefit under the terminated plan would have been higher based on subsequent pay increases (without any additional service credits).
The automatic form of benefit for a married salaried participant under the qualified defined benefit plan is a joint and 50% or 55% survivor benefit. However, the participant, with the consent of his or her spouse, may elect to have the benefit paid in the form of an actuarially equivalent joint-and-75% or joint-and-100% survivor annuity or as a single-life annuity with 120 payments certain or as a single lump sum. The automatic form of benefit for a married hourly participant is a joint and 50% survivor benefit. However, the participant, with the consent of his or her spouse, may elect to have the benefit paid in the form of an actuarially equivalent joint and 75% survivor annuity or as a single life annuity or as a single lump sum if the present value is under $10,000. The financial effect of these alternate payment forms on the amount of the participant’s monthly benefit payment depends upon the ages of the participant and his or her spouse. The automatic payment form for an unmarried salaried or hourly participant is the single life annuity. Alternatively, a salaried participant may elect to have the benefit paid in the form of an annuity with 120 payments certain or a single lump sum. If the benefit is paid in the form of an annuity with 120 payments certain rather than a single life annuity, the monthly benefit will be reduced.
The table below shows benefits information under the plans for each executive officer named in the Summary Compensation Table.
2014 PENSION BENEFITS

		Number of Years Credit Service	Present Value of Accumulated Benefit
Name	Plan Name	(#)	($)
Harold M. Karp	New Pension Plan	N/A	$0
Jerry L. Mosingo	New Pension Plan	N/A	$0
Igor Popov	New Pension Plan	N/A	$0
Janice E. Stipp	New Pension Plan	N/A	$0
James J. Connor*	New Pension Plan	4.0*	$101,759
* James J. Connor resigned effective June 27, 2014, with four years of credited service. He has not yet taken a Pension Payout.
Mr. Connor was hired after termination of the old qualified defined benefit plan, and, therefore, only participated in the first of the separately defined pension benefits under the new plan, and he has not yet taken a pension payout in connection with his resignation.
More information about the assumptions we used to calculate pension benefits is provided in Note 5, “Pension and Other Postretirement Benefit Plans,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014.

Potential Payments on Termination or Change in Control
Mr. Connor’s General Release of All Claims and Standstill Agreement
Effective June 27, 2014, Mr. Connor, our then President, Chief Executive Officer and Secretary, resigned and he entered into a General Release of All Claims and Standstill Agreement with us. In consideration of (i) the payment of $835,000 over the following 20 months on the dates normal payroll payments would otherwise have been made, provided, however, that if a Change in Control (as defined in the General Release of All Claims) occurs, the unpaid balance of such $835,000 as of the effective date of the Change in Control will be paid in a lump sum amount, subject to appropriate tax withholdings, (ii) a continuation of his medical, dental and vision insurance until the earlier of the date he becomes a full-time employee of a third party and 18 months after the date of the General release of All Claims and Standstill Agreement, and (iii) retention by Mr. Connor of his cellular telephone number, Mr. Connor agreed to return our property and release us from all claims, rights and liabilities arising out of his employment and director relationship with us, the termination of those relationships, any agreement or arrangement relating to his employment with us or other service to us or relating to his compensation, bonuses, incentives or other benefits, including his previously vested stock appreciation rights and his previously unvested performance phantom shares, and any other event or obligation that occurred or existed before the date of his termination of employment and service as a director, except for his rights to the consideration under the General Release of All Claims and Standstill Agreement described above and indemnification rights he may have under various agreements.
Mr. Connor also agreed that for the following 20 months, he and his related individuals and entities will not, without the express written consent of our Board, (i) make proposals or announcements with respect to business combinations, dividends, liquidation, share repurchases or other extraordinary corporate transactions with us or any other transaction that could result in a change in control or solicit others to engage in any such transaction or advise others in connection with any such transaction, (ii) make, fund, participate in or advise others relating to any solicitation of proxies to vote any of our securities or make shareholder proposals or advise others to do so, (iii) participate in a group with respect to our securities, (iv) act to seek to exercise any control or influence over our management, Board or policies, (v) make a public request to us or to our shareholders to take any actions in respect of any of the foregoing matters, or (vi) disclose any intention, plan or arrangement inconsistent with the foregoing.
Other Change in Control and Severance Arrangements
We do not have change in control or severance agreements or any similar arrangements with Mr. Mosingo or Ms. Stipp.
See “Additional Information about the Summary Compensation Table and 2014 Grants of Plan-Based Awards - Mr. Karp’s Employment Letter” and “- Mr. Popov’s Employment Letter” for a description of severance agreements or similar arrangements with Mr. Karp and Mr. Popov.
See “Outstanding Equity Awards” for a description of Mr. Karp’s, Mr. Popov’s and Ms. Stipp’s outstanding equity awards and their value at December 31, 2014, and the disposition of Mr. Connor’s awards in connection with his termination of employment. In connection with a change in control, the Compensation Committee may purchase Ms. Stipp’s phantom shares for the price she would receive upon their exercise or vesting. Under the 2014 Omnibus Incentive Plan, the Compensation Committee may accelerate, vest or cause restrictions to lapse under awards or cancel awards for a cash payment equal to their fair value (regardless of whether they were vested at the time), if no adequate alternative awards continue after the change in control.
We intend to grant performance-based restricted stock units to executive officers in 2015. Vesting of performance-based restricted stock units granted to officers is expected to accelerate upon a Company Change in Control, as defined in the 2014 Omnibus Incentive Plan, to the extent permitted by the plan where no alternative award is issued to the participant pursuant to the plan, and to the extent the participant was employed within 30 days before the Change in Control, as if the performance period had ended at the Change in Control and the target performance goal had been met. In the Compensation Committee’s discretion, upon termination of employment due to death, Disability or Retirement, as defined in the plan, the employee would receive a pro rata portion of the performance-based restricted stock unit award otherwise payable, based on the portion of the performance period during which the employee was employed, if the employee was employed on the day preceding the employee’s death, Disability or Retirement. Vesting of restricted stock units granted to outside directors and to Mr. Karp also accelerate upon a Company Change in Control, as defined in the 2014 Omnibus Incentive Plan, to the extent permitted by the plan, or, in the Compensation Committee’s discretion, a prorated amount may vest upon the director’s termination of service.
We have entered into agreements that will require us to provide compensation to Mr. Karp and Mr. Popov in the event of a termination of employment or a change in control of us. See “Additional Information about the Summary Compensation Table and 2014 Grants of Plan-Based Awards - Mr. Karp’s Employment Letter” and “- Mr. Popov’s Employment Letter” for a description of our employment letters with Messrs. Karp and Popov and how the payment and benefit levels are determined in connection with terminations of employment.

For Mr. Karp, upon termination of his employment without Cause (as defined in the 2014 Omnibus Incentive Plan) or his resignation for Good Reason (as defined below), he would receive an amount equal to one year of his base salary (currently $500,000 and target cash incentive (currently 80% of his salary), payable on regular payroll dates, plus one year of COBRA benefits (estimated based on the amount of premiums for his insurance in 2014), and any unvested non-qualified stock options and performance-based restricted stock units would immediately be canceled, with vested amounts subject to the conditions of the 2014 Omnibus Incentive Plan.
Upon termination of his employment for Cause, death, Disability (as defined in the 2014 Omnibus Incentive Plan), or resignation without Good Reason, he would not be entitled to receive any further compensation or payments, except for earned, but unpaid base salary or previously awarded and vested, but unpaid annual cash incentive payments; any unvested non-qualified stock options and performance-based restricted stock units would immediately be canceled, with vested amounts subject to the conditions of the 2014 Omnibus Incentive Plan.
In the event of a Change in Control (as defined in the 2014 Omnibus Incentive Plan) and termination of his employment by the successor as a result of the Change in Control, he would receive an amount equal to two years of his base salary and target cash incentive (payable no later than 60 days after termination of his employment); any unvested non-qualified stock options and performance-based restricted stock units would immediately be canceled, with vested amounts subject to the conditions of the 2014 Omnibus Incentive Plan.
“Good Reason” means (A) a change in his responsibilities, status, title or duties which represents a material reduction in his responsibilities, status, title or duties in effect on September 18, 2014; (B) any relocation of his place of employment to a location that is beyond a 50-mile radius of our Ann Arbor headquarters; (C) any failure by us to comply with any of the material provisions of his employment letter; or (D) he is not elected to serve on the Board (other than as a result of his declining to serve); provided that, upon the occurrence of any of the events described in clauses (A) and (C), he has provided written notice to us within 45 days of the occurrence of the event that he intends to resign by reason of the event and we have not cured the matter within 30 days after the delivery of the notice, and he actually resigns within 30 days of our failure to cure the matter.
The following table describes and quantifies the estimated payments and benefits that would be provided upon termination or a change in control of us for Harold M. Karp, our President and Chief Executive Officer:

	Termination
Benefits and Payments (1)	Employment Agreement Severance (2)	Employment Agreement Change in Control Severance (3)	Employment Agreement No Severance (4)	Death	Disability	Change in Control (5)
Base Salary ($500,000)	$500,000	$1,000,000	$—	$—	$—	$—
Bonus (80% of Base Salary) (6)	400,000	800,000	—	—	—	—
Options (Accelerated Vesting) (7)	—	—	—	—	—	3,189
Restricted Stock Units (Accelerated Vesting) (7)	29,566	29,566	29,566	29,566	29,566	18,715
Deferred Stock Units (Vesting) (7)	5,313	5,313	5,313	5,313	5,313	—
Life Insurance Proceeds (8)	—	—	—	500,000	—	—
Disability Insurance Proceeds (9)	—	—	—	—	810,000	—
Cobra Insurance Premiums (10)	—	—	—	—	—	—
Total	$934,879	$1,834,879	$34,879	$534,879	$844,879	$21,904
(1)     For purposes of this analysis, we have assumed that Mr. Karp is terminated on December 31, 2014, when his base salary was$500,000 and his target bonus was 80% of his base salary, ignoring the fact that Mr. Karp’s 2014 bonus is prorated.
(2)     Mr. Karp’s employment agreement provides him with the same severance payments upon termination of his employment without Cause or his resignation for Good Reason, except in connection with a Change in Control.
(3)    Mr. Karp’s employment agreement provides a different severance in connection with a Change in Control. Therefore, the table shows the payments that he would receive for a change in control that meets the conditions of his employment agreement.
(4)    Mr. Karp’s employment agreement provides him with no severance payments upon termination of his employment for Cause, death, Disability, or resignation without Good Reason.
(5)    See “Accelerated Vesting of Options and Restricted Stock Units” below for a description of the assumptions underlying the calculation of the value of accelerated vesting of unvested options and restricted stock units. The change in control benefits included in this column are in addition to the termination benefits under his employment letter, so this column includes only the incremental benefits as a result of a Change in Control.
(6)    Mr. Karp’s employment agreement provides him with the target bonus for the year of termination ($400,000, see “Grants of Plan-Based Awards”, although presumably not prorated in 2014) (two times the target bonus if termination is in connection with a Change in Control).
(7)    See “Accelerated Vesting of Options and Restricted Stock Units” below for a description of the assumptions underlying the calculation of the value of accelerated vesting of unvested options and restricted stock units. The above table does not include the benefit of the continuation of vested options after termination. Mr. Karp currently does not have any vested options. Director deferred stock units are payable upon termination, assuming the director’s service is not terminated for any “reason” as defined in the plan (generally, breach of policies, failure to perform duties, conviction of various crimes, embezzlement or materially injuring the company, its personnel or its property). The above tables assume that regardless of the termination of Mr. Karp’s directorship, there would be no “reason” and his deferred stock units would become payable based on the closing price of our common shares on the date of termination.
(8)    The life insurance proceeds represent the aggregate face value of life insurance policies for which we pay the premiums and Mr. Karp designates the beneficiary. The payments are actually paid by the life insurance company in a lump sum. The policy pays twice as much as shown in the table if Mr. Karp dies in an accident. Mr. Karp is currently covered under our group life/AD&D insurance. As a salaried employee, the Company provides a base benefit of one times annual salary at no cost to the employee. (Employee can purchase additional coverage, Mr. Karp has not). Terminated employees cannot be covered under our group life/AD&D with Cigna, therefore, an individual policy would need to be purchased as a result of a change in control.
(9)    The disability insurance proceeds represent the sum of the disability benefits payable to Mr. Karp until he reaches age 65 assuming he became totally and permanently disabled on December 31, 2014. The payments are actually paid by our disability insurers in monthly installments. The long-term disability insurance payments provide for a three percent cost of living increase each year but Mr. Karp is at the maximum amount of $10,000 per month so no cost of living would apply. The numbers in the table are not discounted to present value. Mr. Karp is currently covered under our group disability insurance. Salaried employees receive 50% LTD benefits at no cost (They are able to buy an additional 16.67% which Mr. Karp has done). Terminated employees cannot be covered under our group disability policy with Cigna; therefore, an individual policy would need to be purchased in the case of a change in control.
(10)    These premiums are paid by us when due for one year after termination (two years if termination is in connection with a Change in Control). Mr. Karp did not elect medical, dental or vision coverage with Tecumseh Products Company in 2014.

For Mr. Popov, upon termination of his employment, other than because of death, disability, termination by us for cause or termination by him without our consent, he would receive (i) an amount equal to his base salary for the greater of six months or through the date that is 18 months after his start date, and (ii) if such termination is on or before February 28, 2017, relocation to the northeastern United States in accordance with our Domestic Relocation Policy in effect at the time of termination.
The following table describes and quantifies the estimated payments and benefits that would be provided upon termination or a change in control of us for Igor Popov, our Chief Business Development and Restructuring Officer:

Termination
Benefits and Payments (1)	Employment Agreement Severance (2)	Employment Agreement No Severance (3)	Death	Disability	Change in Control (4)
Base Salary ($400,000)	$266,667	$—	$—	$—	$—
Option (Accelerated Vesting (5)	—	—	—	—	2,319
Life Insurance Proceeds (6)	—	—	400,000	—	—
Disability Insurance Proceeds (7)	—	—	—	1,870,000	—
Estimated Relocation Benefits	110,000
Total	$376,667	$—	$400,000	$1,870,000	$2,319
(1)    For purposes of this analysis, we have assumed that Mr. Popov is terminated on December 31, 2014, when his base salary was $400,000.
(2)    Mr. Popov's employment agreement provides him with the same severance payments upon termination of his employment other than because of death, disability, termination by us for cause or termination by him without our consent.
(3)    Mr. Popov's employment agreement provides him with no severance payments upon termination of his employment because of death, disability, termination by us for cause or termination by him without our consent.
(4)    See “Accelerated Vesting of Options and Restricted Stock Units” below for a description of the assumptions underlying the calculation of the value of accelerated vesting of unvested options. The change in control benefits included in this column are in addition to the termination benefits under his employment letter, so this column includes only the incremental benefits as a result of a Change in Control.

(5)    See “Accelerated Vesting of Options and Restricted Stock Units” below for a description of the assumptions underlying the calculation of the value of accelerated vesting of unvested options. The above table does not include the benefit of the continuation of vested options after termination. Mr. Popov currently does not have any vested options.
(6)    The life insurance proceeds represent the aggregate face value of life insurance policies for which we pay the premiums and Mr. Popov designates the beneficiary. The payments are actually paid by the life insurance company in a lump sum. The policy pays twice as much as shown in the table if Mr. Popov dies in an accident. Mr. Popov is currently covered under our group life/AD&D insurance. As a salaried employee, the Company provides a base benefit of one times annual salary at no cost to the employee. (Employee can purchase additional coverage; Mr. Popov has purchased two times his annual salary). Terminated employees cannot be covered under our group life/AD&D with Cigna, therefore, an individual policy would need to be purchased as a result of a change in control.
(7)    The disability insurance proceeds represent the sum of the disability benefits payable to Mr. Popov until he reaches age 65 assuming he became totally and permanently disabled on December 31, 2014. The payments are actually paid by our disability insurers in monthly installments. The long-term disability insurance payments provide for a three percent cost of living increase each year but Mr. Popov is at the maximum amount of $10,000 per month so no cost of living would apply. The numbers in the table are not discounted to present value. Mr. Popov is currently covered under our group disability insurance. Salaried employees receive 50% LTD benefits at no cost (They are able to buy an additional 16.67%, which Mr. Popov has not done). Terminated employees cannot be covered under our group disability policy with Cigna; therefore, an individual policy would need to be purchased in the case of a change in control.

Below is a description of the assumptions used in creating the tables above. Unless otherwise noted the descriptions of the payments below are applicable to both of the above tables relating to potential payments upon termination or change in control.
401(k) Plan. The above tables do not include benefits under our 401(k) plan, because that plan does not discriminate in scope, terms or operation in favor of our executive officers and is available generally to all of our salaried employees.
Accelerated Vesting of Options and Restricted Stock Units. Under the 2014 Omnibus Incentive Plan, the Compensation Committee may accelerate, vest or cause restrictions to lapse under awards or cancel awards for a cash payment equal to their fair value (regardless of whether they were vested at the time), if no adequate alternative awards continue after the change in control.
The numbers in the tables assume that unvested options would be cancelled upon a termination of employment, except in connection with a change in control, in which case, the Compensation Committee would exercise its discretion to cancel awards for a cash payment equal to their fair value (regardless of whether they were vested at the time) and that no adequate alternative awards continue after the change in control. The tables assume that the benefit of acceleration for the options equals the difference between the closing sales price of our common shares on December 31, 2014 ($3.09 per share) and the exercise price of the unvested options multiplied by the number of common shares underlying the unvested options held by the executive at December 31, 2014.
Mr. Karp’s restricted stock award agreement provides that in the Compensation Committee’s discretion, a pro rata portion of the restricted stock units vest upon termination of his service as a director (determined by based on the number of days from the date of the award to the date of termination and the number of days from the date of the award until the last Wednesday of the following April). In addition, the restricted stock units fully vest upon a Change in Control where no Alternative Award is issued to the Participant if he was serving as a director on any date within the 30 days before the Change in Control. The numbers in the tables assume that Compensation Committee would exercise its discretion to accelerate vesting of a prorated award upon termination of Mr. Karp’s employment for any reason. The Change in Control column shows the additional benefit of accelerated vesting of the rest of his restricted stock units upon a Change in Control, assuming no Alternative Award is issued. The benefit of acceleration for the restricted stock equals the closing sales price of our common shares on December 31, 2014 ($3.09 per share) multiplied by the number of common shares subject to the unvested restricted stock held by the executive at December 31, 2014 that is accelerated.
In addition, terminated executive officers’ vested options do not expire upon termination of their employment, unless such termination is by us for Cause. The above tables do not include the benefit of the continuation of such vested options after termination because that value can be realized before termination by exercise of the options. Footnotes to the above tables, however, disclose the difference between the market value of the common shares underlying vested options held by the executive at December 31, 2014 (valued at the closing sales price of our common shares at December 31, 2014) and the exercise prices of those options.

Equity Compensation Plan Information

The following information is provided as of December 31, 2014 with respect to compensation plans, including individual compensation arrangements, under which our equity securities are authorized for issuance:

	(a)	(b)	(c)
Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights. #	Weighted-average exercise price of outstanding options warrants and rights. $	Number of securities remaining available for future issuance under equity compensation plans # (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	275,513	$3.06	1,524,487
Equity compensation plans not approved by security holders	—	N/A	—
Total	275,513		1,524,487
(1)    The plan consists of the Tecumseh Products Company 2014 Omnibus Incentive Plan. All of the securities disclosed in column (c) are available for issuance under the 2014 Omnibus Incentive Plan, which permits us to grant Options, stock appreciation rights, restricted stock, restricted stock units (including performance-based restricted stock units), performance awards (which may take the form of performance units, including annual cash performance units, or performance shares) and other stock and stock unit awards. The number of securities remaining available for future issuance does not give effect to the 111,168.32 restricted stock units granted in 2014, and settle able April 29, 2015, 75% in common shares (rounded down for each award to the nearest whole share) and 25% in cash. The number of securities remaining available for future issuance does not give effect to the 15,000 non-qualified stock options granted in February 2015, which reduced the securities remaining available by 15,000.

Director Compensation
We do not pay employees any separate compensation for serving as directors, although in 2014 we continued to pay Mr. Karp the same retainer payable to non-employee directors while he served as our interim President and Chief Executive Officer, but not after he was made our permanent President and Chief Executive Officer. We reimburse all directors for reasonable travel expenses.
The annual retainer fee for non-employee directors is $135,000, payable $60,000 in cash (in equal monthly installments in advance) and $75,000 in restricted stock units, prorated for new directors joining us during the year, and the cash portion prorated for directors leaving us during the year. In addition, our Chairman of the Board of Directors is entitled to an additional annual retainer fee of $135,000, payable $60,000 in cash (in equal monthly installments in advance) and $75,000 restricted stock units, prorated for any new Chairman of the Board of Directors joining us during the year (except for a director who terminates his position as Lead Director to become Chairman of the Board, in which case restricted stock units would be prorated based on the difference in retainer fees between the two positions) and the cash portion prorated for directors ceasing to serve as our Chairman of the Board of Directors during the year. Our Lead Director, if any, is entitled to an additional annual retainer fee of $35,000, payable one-half in cash (in equal monthly installments in advance) and one-half in restricted stock units, prorated for new Lead Directors joining us during the year (except there would be no prorated restricted stock units award if a director terminates his position as Chairman of the Board to become our Lead Director), and the cash portion prorated for directors ceasing to serve as our Lead Director during the year. These retainers are being paid after the election of directors at the annual meeting of shareholders.
Chairs and members of the following committees are entitled to the following additional annual cash retainer fees (payable in equal monthly installments in advance and prorated for new committee members or Chairs or directors ceasing to serve as committee members or Chairs during the year):

Audit Committee:
Chair	$20,000
Other members	$10,000
Compensation Committee:
Chair	$15,000
Other members	$7,500
Other standing committees:
Chair	$10,000
Other members	$5,000
We do not pay per meeting fees to our outside directors.
Restricted stock units are awarded under our 2014 Omnibus Incentive Plan. Generally on the date of the annual meeting of shareholders each year, each non-employee director then in office receives an allocation of restricted stock units under the plan in a dollar amount equal to $75,000 of his or her annual retainer fee, and half of his annual Chairman of the Board or Lead Director retainer fee, if any, as specified above (but not committee fees). The restricted stock units would result in the issuance of common shares for 75% of the restricted stock units (rounded down to the nearest whole share) and cash for 25% of the restricted stock units, immediately before the next annual meeting of shareholders, if the director is in office on that date. In the Compensation Committee’s discretion, if the director’s service on the Board terminates, the director may receive a pro rata portion of the award based on the number of days during the year from the date of grant that the director served. A new non-employee director who takes office after the annual meeting of shareholders receives a pro rata allocation of restricted stock units. The number of restricted stock units will be determined by dividing the dollar amount of the annual retainer the director is entitled to receive in restricted stock units by the closing sale price for a share of our Common Shares on the grant date.
If dividends are paid on the Common Shares, the award agreement provides that the holder is entitled to receive a number of additional common shares and cash having a corresponding value based on the then current market value of the stock at the time the dividend is paid. Each restricted stock unit award under the plan vests (and the underlying common shares and cash are issued and paid) immediately before the next annual meeting of shareholders, if the director is in office on that date, or as described above, in the Compensation Committee's discretion, a pro rata amount of the restricted stock unit may vest and a pro rata amount of the underlying common shares and cash may be issued and paid, if the director’s service on the Board terminates. We will issue the common shares underlying the restricted stock units and the related cash will be paid, within 14 days of the annual shareholder's meeting.
In the past, directors received deferred stock units (DSU's) under our Outside Director's Deferred Stock Unit Plan. DSU's are paid out in cash within 30 days after the earlier of a company change in control (as defined in the plan) or the date he or she ceases to be a non-employee director for any reason.
Director Compensation Table
The table below shows the compensation of each director who served during 2014 other than James J. Connor, whose compensation for service as a director through the date he resigned in June, 2014, and Harold M. Karp, whose compensation is fully reflected in the Summary Compensation Table and other executive compensation information provided above:
2014 DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Total ($)
Stephanie H. Boyse	80,420	75,000	155,420
Gary L. Cowger	106,055	137,877	243,932
Mitchell I. Quain	18,896	37,414	56,310
Robert E. Rossiter	24,596	51,558	76,154
Zachary E. Savas	7,708	—	7,708
Terence C. Seikel	87,500	75,000	162,500
Douglas M. Suliman, Jr.	80,002	75,000	155,002

(1)
Mr. Savas resigned as one of our directors on January 20, 2014. Mr. Karp became one of our directors on January 23, 2014. On June 27, 2014, Mr. Connor resigned as one of our directors and Mr. Karp became our interim President and Chief Executive Officer, and ceased receiving non-employee director compensation, except that we continued to pay Mr. Karp the same retainer payable to non-employee directors while he served as our interim President and Chief Executive Officer, but not after he was made our permanent President and Chief Executive Officer on September 18, 2014. Mr. Rossiter became one of our directors on August 21, 2014. Mr. Quain became one of our directors on October 30, 2014.

(2)	Retainer, Chairman of the Board of Directors and committee fees paid in cash.

(3)
Retainer and Chairman of the Board fees paid in restricted stock units under our 2014 Omnibus Incentive Plan, valued at their grant date fair value. The restricted stock unit grants are typically made on the date of the annual meeting of shareholders or a prorated amount on the date the director first becomes a director, if he or she was not a director on the date of the annual meeting of shareholders. In 2014, however, the grants to directors elected at the annual meeting were not made until June 27, 2014. Mr. Karp received a prorated grant of deferred stock units upon his appointment as a director on January 23, 2014 and he received a restricted stock unit grant like the non-employee directors on June 27, 2014 (both included in his Compensation in the Summary Compensation Table). For Messrs. Rossiter and Quain, the number in the above table includes prorated awards upon their appointment as directors on August 21, 2014 and October 30, 2014, respectively. The grant date fair value is the number of units multiplied by the closing sales price of our common shares on the award date (the average of the high and low sales prices of our Class A Common Stock on the last trading day before the award date for the deferred stock units awarded to Mr. Karp, which was $8.825 for the prorated grant to Mr. Karp upon his initial appointment), which was $4.80 on June 27, 2014 for the 2014 annual meeting awards for Ms. Boyse and Messrs. Cowger, Karp, Seikel and Suliman, $5.425 on August 21, 2014 for the prorated award to Mr. Rossiter and $3.63 on October 30, 2014 for the prorated award to Mr. Quain upon his i nitial appointment, and are the amounts shown in the Stock Awards column in the table. In the Compensation Committee’s discretion, if the director’s service on the Board terminates, the director may receive a pro rata portion of the award based on the number of days during the period between the grant date and the next annual meeting of shareholders that the director served. A new non-employee director who takes office after the annual meeting of shareholders receives a pro rata allocation of restricted stock units. The number of restricted stock units will be determined by dividing the dollar amount of the annual retainer the director is entitled to receive in restricted stock units by the closing sale price for a share of our common shares on the grant date.

As of December 31, 2014, the following directors had the following number of deferred stock units outstanding under our Outside Director's Deferred Stock Unit Plan: Ms. Boyse – 8,789.4906; Mr. Cowger – 4,627.0115; Mr. Karp - 1,742.0690; Mr. Savas – 0; Mr. Seikel – 34,723.0481; and Mr. Suliman – 4,627.0115. Mr. Savas realized $397,417 upon the vesting and settlement of his deferred stock units in connection with his resignation effective January 20, 2014. As of December 31, 2014, the following directors had the following number of restricted stock units outstanding under our 2014 Omnibus Incentive Plan: Ms. Boyse - 15,625; Mr. Cowger - 28,724.32; Mr. Karp - 15,625; Mr. Quain - 10,307; Mr. Rossiter - 9,637; Mr. Seikel - 15,625; and Mr. Suliman - 15,625.
Narrative Disclosure of Our Compensation Policies and Practices as they relate to our Risk Management
Our Compensation Committee has reviewed risks arising from our compensation policies and practices for our employees and has determined that they are not reasonably likely to have a material adverse effect on us. We generally compensate our employees through salaries, annual cash incentives (based on company performance measures and goals and/or personal performance against objectives, all based on achieving the goals in our business plan), and performance-based restricted stock units (although 2014 awards have been deferred to 2015), with award amounts also based on company performance measures and goals and/or personal performance against objectives, all based on achieving the goals in our business plan, and non-qualified stock options. We do not have multiple business units with different risk profiles or compensation practices.
We recognize that salaries and annual cash incentives involve a risk that employees will be too focused on short-term results and not on the long-term. We believe that we mitigate this risk by basing our annual cash incentives on company performance measures and/or personal performance goals that match our business plan, by providing the Compensation Committee with negative discretion over 50% of potential bonuses and by providing for caps on bonuses for each participant. The Board reviews and approves our business plan each year, including the identified opportunities, challenges and business risks we face. The Compensation Committee intends to exercise its negative discretion based on its subjective evaluation of the participating employee’s and our overall performance during the year.
In addition, we believe that it is appropriate to pay annual cash incentives for achieving our company performance goals, especially because we believe that our EBITDA and Free Cash Flow for 2014 (EBITDAR and Free Cash Flow for 2015) and risks from performing those goals do not extend significantly beyond the time our sales occur and that having two goals for our annual cash incentive awards keeps employees from being too focused on one goal. We do not believe we have excessive risks after our products are sold. We have product liability, warranty and related reputational risks, which, historically, have not been significant for our compressor products; however, in 2013 and 2014 we incurred two specific warranty claims in which a significant expense has been recorded. We also recognize that we have risks of longer-term liabilities in selling business segments, including indemnification claims under the related purchase agreements, such as in the sale of our engine operations, but our current incentive plans do not include incentives to sell any more business units.
We do not have a clawback policy requiring return of compensation after a restatement of financial statements that would have resulted in lower compensation, except as provided in Section 3(b) of our 2014 Omnibus Incentive Plan. Section 3(b) of our 2014 Omnibus Incentive Plan provides that unless otherwise provided in an award agreement for a particular year, we retain the right to cause a forfeiture of any award, or the gain realized by a participant in connection with an award, on account of actions taken by the participant in violation or breach of or in conflict with any policy of or agreement with us or our affiliates, or as otherwise permitted by applicable laws and regulations, including the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection

Act. This section applies to our Performance Units Awards (or annual cash incentive) and our non-qualified stock option awards, which we used in 2014, and our performance-based restricted stock unit awards, which we expect to begin using in 2015.
In addition, our Chief Executive and Chief Financial Officers, who are required to make certifications regarding our financial statements filed in SEC reports, are subject to provisions of the Sarbanes-Oxley Act requiring reimbursement of any bonus or other incentive-based or equity-based compensation received during the 12 months following the issuance of financial statements that are later required to be restated due to our material noncompliance as a result of misconduct.
In addition, we grant non-qualified stock options to many of our managers who can impact our financial results and, therefore, our stock price, generally vesting over three years, giving these managers, a long-term incentive to increase our stock price and assisting us with employee retention objectives. In addition, beginning in 2015, we intend to award performance-based restricted stock unit awards (representing half of our long-term equity incentives), which, in 2015, are expected to be subject to three-year performance goals. We believe these factors mitigate incentives to focus too much on the short term. While the amount of 2014 annual cash incentive awards are based on one-year performance goals, we mitigate the risks of short-term performance focus by providing the Compensation Committee with negative discretion over 50% of these potential annual cash incentives and by providing for caps on these annual cash incentives for each participant.
We recognize that non-qualified stock options can create risks too. Because employees have the ability to profit from increases in the stock price, but do not suffer loss from decreases in the price below the exercise price, they may have incentives to take risky actions that may result in increased stock prices that cannot be sustained in the long run or to profit from short-term fluctuations in our stock price. We believe this risk is mitigated by granting performance-based restricted stock units in 2015 to our managers. Holders of performance-based restricted stock units lose value when the stock price declines. In addition, when and if any of our outstanding non-qualified stock options are in-the-money (although none of our executives’ non-qualified stock options are currently in the money), decreases in our stock price might significantly reduce their unrealized gains on these non-qualified stock options. It is our policy to make long-term equity compensation a significant portion of the compensation of our managers, but we are also mindful to limit the number of shares covered by our awards to control dilution to our shareholders, which may reduce the value of those awards when our stock price is low.
Now that the 2014 Omnibus Incentive Plan has been approved by shareholders, our equity incentives will no longer be required to be cash settled, and they may provide a long-term incentive beyond their respective vesting periods, as long as the participant holds the underlying shares. Our Board has adopted, a share ownership and share retention policy. The policy’s guidelines provide for target levels of ownership of our shares with a market value of five times the CEO’s base salary, four times the Chief Restructuring Officer's base salary, three times the CFO’s base salary, one times other long-term incentive plan participants’ salaries and five times the outside directors’ annual cash retainers for board service. The policy counts actually owned shares and the after-tax estimated net ownership of shares issuable and underlying restricted stock, restricted stock units and deferred stock units, but does not count performance-based awards that are still subject to a performance condition or shares underlying unexercised stock options or cash-settled equity incentives.
The policy also requires officers and directors subject to the policy to retain 50% of the shares received under our equity incentive plan, net of any shares used to pay any exercise price or taxes related to the award, until such ownership guidelines are met. We believe this policy further aligns participants’ interests with those of our shareholders and provides a continuing incentive to increase shareholder value.
Two of our current executive officers have severance arrangements, Mr. Karp and Mr. Popov (See "Executive Compensation - Potential Payments on Termination or Change in Control - Other Change in Control and Severance Arrangements" for a description of amounts payable under our severance arrangements). We recognize that severance arrangements can create risks that we have to pay terminated employees when they leave after doing a bad job or for merely engaging in a change in control transaction. Our severance arrangements do not pay severance unless the executive’s employment terminated, and even then, only if we terminated the executive without cause or if the executive quit for good reason or without our consent.

Therefore, we believe we have significant control over whether a severance payment is required and over the amounts of any such payments to make sure they are not extravagant. With respect to severance arrangements we have, including with employees who are not executive officers, we believe that these risks are outweighed by the incentives these severance provisions create for our team to consider and engage in transactions in which we may be acquired and that are beneficial to shareholders and to stay employed with us through such a transaction, despite the employee’s risk of losing his or her job.
Thus, our Compensation Committee believes that our combination of cash and equity incentives is consistent with our risk profile, ties a considerable amount of our executive’s compensation to our annual business plan objectives and our stock price and does not encourage our executives to take excessive or unnecessary risks that are reasonably likely to have a material adverse effect on us.
PROPOSAL NO. 3 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
We are providing shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs, as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules (commonly known as a “say-on-pay” proposal) and as required pursuant to Section 14A of the Securities Exchange Act. Our Board of Directors recognizes the importance of executive compensation to our shareholders and that shareholders have a legitimate interest in executive compensation matters.
Our Board believes that shareholders should have the opportunity for an advisory vote on the compensation of our NEOs. In 2009, our Board amended our Corporate Governance Guidelines to provide for an annual say-on-pay proposal beginning with the 2010 annual meeting, and in 2009 our shareholders adopted a resolution proposed by the Herrick Foundation recommending that the Board adopt such a policy. We are also providing this advisory proposal as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, also known as the Dodd-Frank Act.
As described in detail under the heading “Compensation Discussion and Analysis,” our NEO compensation program is designed to attract, motivate and retain our NEOs, who are critical to our success, and align their interests with the interests of our shareholders. Under this program, our NEOs are rewarded for their service to us, the achievement of specific performance goals and the realization of increased shareholder value, while at the same time avoiding encouraging unnecessary or excessive risk-taking. We believe our executive officer compensation programs are also structured appropriately to support our business objectives, as well as to support our culture. The Compensation Committee regularly reviews the compensation programs for our NEOs and their consistency with our compensation philosophy and goals.
Some of our more significant compensation practices include the following:

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Performance-Based Pay. Our annual and long-term incentives are variable and tied to financial performance. As a result, a significant portion of the Chief Executive Officer’s salary and target bonus and equity incentive compensation was based on our performance in 2014.

•	No Supplemental Pension Plans. We do not have any supplemental pension plans for our current NEOs.

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Omnibus Incentive Plan. Our 2014 Omnibus Incentive Plan permits awards that are settled in shares, helping to preserve our cash. In addition, the incentive can continue after the vesting date while the participant holds the shares. Furthermore, our Compensation Committee believes it is generally desirable to structure compensation plans and programs so as to qualify for the performance-based exemption from non-deductibility afforded under Section 162(m), and we received shareholder approval of the 2014 Omnibus Incentive Plan and its related material performance measures to permit awards under the 2014 Omnibus Incentive Plan to satisfy one of the conditions to such performance-based exemption.

However, the Compensation Committee retains the discretion to establish executive compensation arrangements that it believes are consistent with its compensation principles and in the best interests of our company and shareholders, even if those arrangements are not fully deductible under Section 162(m). We have net operating loss carry forwards: current deductions simply increase those carryforwards.

•
Share Ownership Guidelines and Retention Policy Adopted. Our Board has adopted a share ownership policy. The policy’s guidelines provide for target levels of ownership of our shares with a market value of five times the CEO’s base salary, four times the Chief Restructuring Officer's base salary, three times the CFO’s base salary, one times other long-term incentive plan participants’ salaries and five times the outside directors’ annual cash retainers for board service. The policy also requires officers and directors subject to the policy to retain 50% of the shares received under our equity incentive plan, net of any shares used to pay any exercise price or taxes related to the award, until such ownership guidelines are met. We believe this policy further aligns participants’ interests with those of our shareholders and provides a continuing incentive to increase shareholder value.

•
Compensation Risk Assessment. We conducted a compensation risk assessment and concluded that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on us.

•	Independent Compensation Committee. Each member of our Compensation Committee is independent as defined in The NASDAQ Market LLC’s rules.

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Outside Compensation Consultant. The Compensation Committee uses the services of Exequity, LLP, an independent outside compensation consultant, from time to time to provide advice on compensation practices and levels, executive compensation design and award sizes, and performance measurement, among other things. The Compensation Committee assessed the independence of its advisor, Exequity, LLP, relative to the six factors defined by the SEC and NASDAQ and determined that Exequity, LLP is independent and without conflict of interest.

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Trading Policy. Our Insider Trading Policy includes a policy prohibiting directors and designated employees, including the Chairman, President, Chief Financial Officer and employees reporting directly to them, from engaging in short sales of our common shares and they may not write, purchase, sell or otherwise trade in puts, calls or any other type of options on our common shares.

Please read the “Compensation Discussion and Analysis” above and the executive compensation tables and narrative disclosures that follow the Compensation Discussion and Analysis for additional details about our NEO compensation program, including information about the target and earned compensation of our NEOs in 2014.
We are asking our shareholders to indicate their support for our NEO compensation as described in this proxy statement. This vote is not intended to address any specific element of compensation, but rather the overall compensation of our NEOs described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the annual meeting:
“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S‑K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
The advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our Board of Directors, or our compensation policies as they relate to risk management. Also, because the vote is advisory, it will not be binding on the Company, the Compensation Committee or our Board of Directors. The outcome of the vote will not require the Company, our Board of Directors or our Compensation Committee to take any action, and will not be construed as overruling any decision by the Company, the Board of Directors or the Compensation Committee. Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our NEOs that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our Board of Directors, including our Compensation

Committee values the opinions of our shareholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, we will consider the outcome of the shareholder advisory vote and our shareholders’ concerns as we consider compensation policy and procedures going forward and what actions, if any, may be appropriate to address those concerns. The Board and management are committed to our shareholders and understand that it is useful and appropriate to obtain the views of our shareholders when considering the design and initiation of executive compensation programs.
Vote Required and Board Recommendation
This proposal requires approval by a majority of the votes cast by holders of our Common Shares entitled to vote at the annual meeting to pass. If a quorum is present, the proposal will be approved if holders of more of our Common Shares vote in favor of the proposal than vote against it. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.
THE BOARD RECOMMENDS THAT HOLDERS OF COMMON SHARES VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCUSSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.
OTHER MATTERS
We know of no business to be acted on at the annual meeting other than the matters listed in our notice of the annual meeting accompanying this proxy statement. If any other matter does properly come before the meeting, the proxy holders will vote on it in accordance with their judgment.
SUBMISSION OF SHAREHOLDER PROPOSALS
Rule 14a-8
In order for shareholder proposals for the 2016 annual meeting of shareholders to be eligible to be included in our proxy statement under Rule 14a-8 of the Securities Exchange Act of 1934, they must be received at our principal executive offices no later than November 19, 2015, unless the date of the 2016 annual meeting is more than 30 days earlier or later than this year’s annual meeting. We retain the right to omit any proposal if it does not satisfy the requirements of Rule 14a-8 of the Securities Exchange Act of 1934.
Advance Notice Requirements
Our bylaws contain advance notice procedures which a shareholder must follow to nominate a person for election to our Board or to present any other proposal at an annual meeting of shareholders. In general, these provisions require notice of a nomination or other proposal expected to be made at an annual meeting to be in writing, to contain specified information about the nominee or other proposal and the shareholder proponent, and to be delivered or sent by first class U.S. mail to our Secretary and received at our principal office.
Except when an annual meeting is called for a date that is not within 30 days before or after the first anniversary of the prior year’s annual meeting (in which case other time limits apply), we must receive the nomination or proposal no later than 60 days nor earlier than 90 days before the first anniversary of the prior year’s annual meeting. This means that if the 2016 annual meeting is called for a date within 30 days of April 29, 2016, then any nomination or proposal for next year’s annual meeting must be received no later than February 29, 2016 and no earlier than January 30, 2016.
Management proxies for the 2016 annual meeting may confer discretionary authority to vote on an untimely proposal without express direction from shareholders giving the proxies.

ANNUAL REPORT
SHAREHOLDERS MAY RECEIVE A FREE COPY OF TECUMSEH PRODUCTS COMPANY'S 2014 ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS. If you wish to receive a copy, please send a written request to the Company's Corporate Secretary, Janice Stipp, at 5683 Hines Drive, Ann Arbor, Michigan 48108. If you want copies of exhibits to the 2014 Annual Report on Form 10-K, a reasonable charge may be required to cover the expense. You can also visit the Investors Relation section of Tecumseh Products Company's website, http://tecumseh.com for free access to Tecumseh Product Company's SEC filings.
YOUR VOTE IS VERY IMPORTANT
If you are a holder of common shares, please vote by telephone or on the Internet, as soon as possible, even if you currently plan to attend the annual meeting in person.
By Order of the Board of Directors

Harold M. Karp
President and Chief Executive Officer

Ann Arbor, Michigan
March 18, 2015

Tecumseh

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on Wednesday, April 29, 2015.

Vote by Internet

- Go to **www.envisionreports.com/TECU**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and a vote FOR Proposals 2 and 3.

1. Election of Directors: 01 - Stephanie H. Boyse; 02 - Gary L. Cowger; 03 - Harold M. Karp; 04 - Mitchell I. Quain; 05 - Robert E. Rossiter; 06 - Terence C. Seikel; 07 - Douglas M. Suliman, Jr.

☐ **Mark here to vote FOR all nominees** ☐ **Mark here to WITHHOLD vote from all nominees** ☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

	For	Against	Abstain
2. The proposal to ratify the appointment of Grant Thornton LLP as the Company's independent accountant for the current year.	☐	☐	☐
3. The proposal to approve (on an advisory basis) the compensation of our named executive officers.	☐	☐	☐

4. In their discretion with respect to any other matters that may properly come before the meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as your name(s) appear. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET <u>OR</u> TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — TECUMSEH PRODUCTS COMPANY 2015 ANNUAL MEETING OF SHAREHOLDERS

Wednesday, April 29, 2015
Sheraton Hotel, 3200 Boardwalk, Ann Arbor, Michigan 48108

Annual Meeting Proxy Card

THE BOARD OF DIRECTORS SOLICITS THIS PROXY FOR COMMON SHARES FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 29, 2015

The undersigned holder of Tecumseh Products Company (the "Company") Common Shares hereby appoints Harold M. Karp and Janice E. Stipp as proxies, acting jointly and severally and with full power of substitution, for and in the name of the undersigned to vote at the Annual Meeting of shareholders of the Company to be held on Wednesday, April 29, 2015, and at any adjournments or postponements thereof, with full power and authority to vote any and all Common Shares, no par value, held or owned by the undersigned, or which the undersigned is entitled to vote at the Annual Meeting.

This proxy covers all Common Shares of Tecumseh Products Company held of record.

If you sign and return this proxy, the proxies will vote your shares as specified on this proxy. If you sign and return this proxy but do not specify how to vote, the proxies will vote in favor of all of the director nominees listed in Proposal 1, "FOR" the ratification of the Company's independent accountant, "FOR" the advisory vote on the Company's named executive officer compensation, and in their discretion on all other matters that may properly come before the meeting.

PLEASE PROMPTLY COMPLETE, DATE, SIGN, AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE

To be signed on reverse

C Non-Voting Items

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU <u>MUST</u> COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.